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As filed with the Securities and Exchange Commission on October 15, 2001

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZEROS & ONES, INC.
(Exact Name of Issuer as specified in its Charter)

Nevada	8748	88-0241079
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1714 16th Street
Santa Monica, California 90404
(310) 399-9901
(Address and Telephone Number of Principal Executive Offices)

ROBERT J. HOLTZ, Chairman of the Board of Directors
Zeros & Ones, Inc.
1714 16th Street
Santa Monica, California 90404
(310) 399-9901
(Name, address and telephone number of agent for service)

Copies to:

RICHARDSON & ASSOCIATES
MARK J. RICHARDSON, Esq.
LAURA D. MURTAGH, Esq.
1299 Ocean Avenue, Suite 900
Santa Monica, California 90401
(310) 393-9992

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock Issuable Upon Exercise of Warrants, par value $.001(1)	5,803,523 shares	$0.40 (2)	$2,321,404	$612.85

Common Stock Issuable Upon Exercise of Warrants, par value $.001(1)	65,000 shares	$0.15 (2)	$9,750	$2.57

Common Stock Issuable Upon Exercise of Options, par value $.001(3)	250,000 shares	$0.15 (4)	$37,500	$9.90

Common Stock Issuable Upon Exercise of Options, par value $.001(7)	60,000 shares	$0.15 (4)	$9,000	$2.38

Common Stock Issuable Upon Exercise of Options, par value $.001(3)	250,000 shares	$1.00 (4)	$250,000	$66.00

Common Stock, par value $.001(5)	50,000 shares	$0.17 (6)	$8,500	$2.24

Common Stock, Issuable Upon Exercise of Warrants, par value $.001(1)	100,000 shares	$0.40 (2)	$40,000	$10.56

Total	6,578,523 shares		$2,676,159	$706.50

(1)
The shares of Common Stock, par value $.001 per share of Zeros & Ones, Inc., a Nevada corporation ("ZROS") are issuable upon the exercise of outstanding warrants (the "Warrants") held by certain shareholders of ZROS (the "Warrant Holders").
(2)
Represents the exercise price of these warrants.
(3)
The shares of Common Stock, par value $.001 per share of Zeros & Ones, Inc., a Nevada corporation ("ZROS") are issuable upon the exercise of outstanding stock options (the "Options") issued to FinMap in consideration for advisory services (the "Option Holder").
(4)
Represents the exercise price of these options.
(5)
The shares of Common Stock, par value $.001 per share of ZROS are owned by one entity (collectively with the Warrant Holders and the Option Holder, the "Selling Securityholders"). We will not receive any of the proceeds from the sale of securities by the Selling Securityholders.
(6)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the last sale price of the Company's Common Stock on October 8, 2001 as reported on the NASDAQ Small-Cap Market.
(7)
The shares of Common Stock, par value $.001 per share of Zeros & Ones, Inc., a Nevada corporation ("ZROS") are issuable upon the exercise of outstanding stock options (the "Options") issued to a consultant in consideration for services (the "Option Holder").

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8 of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.

The information in this preliminary prospectus is not complete and may be charged. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 15, 2001

PROSPECTUS

ZEROS & ONES, INC.

6,578,523 Shares of Common Stock

Zeros & Ones, Inc.
1714 16th Street
Santa Monica, California 90404

The Offering

    This Prospectus covers 6,578,523 shares of the Common Stock, par value $.001 per share (the "Shares") of Zeros & Ones, Inc., a Nevada corporation ("ZROS"). Up to 5,968,523 Shares are issuable upon the exercise of up to 5,968,523 outstanding warrants (the "Warrants") held by certain shareholders of ZROS and one consultant to ZROS, up to 560,000 Shares are issuable upon the exercise of up to 560,000 outstanding stock options ("Options") held by one entity and one individual, and 50,000 Shares are owned by one entity (collectively, the "Selling Securityholders"). We will not receive any of the proceeds from the sale of Shares by the Selling Securityholders.

    The Selling Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the securities for whom they may act as agents.

    ZROS is a development stage company that is engaged in the business of creating proprietary technology and content-based intellectual property to advance the convergence of the Internet with television, wireless, and high-speed networks.

Trading Symbol:
Over the Counter Bulletin Board—ZROS

    This investment involves a high degree of risk. You should purchase Shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY

    This Prospectus contains forward-looking statements that involve risks and uncertainties. ZROS's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" on page 6 and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and financial statements and notes to the financial statements appearing elsewhere in this Prospectus.

ZROS

    ZROS is a development stage company that was initially incorporated under a different name with the purpose of evaluating and acquiring businesses. Effective July 1, 1999, we entered into and closed a Plan of Reorganization and Asset Purchase Agreement (the "ZOI Plan") with Zeros & Ones, Inc., a Delaware corporation ("ZOI"). Pursuant to the Plan of Reorganization and Asset Purchase Agreement, we acquired ZOI's assets in exchange for shares of our common stock, and changed our name to Zeros & Ones, Inc. We also closed Plans of Reorganization and Exchange Agreements with five media technology companies: Quantum Arts, Inc., EKO Corporation, KidVision, Inc., Wood Ranch Technology Group, Inc., and Polygonal Research Corporation. Pursuant to those agreements, we own Quantum, EKO, KidVision, Wood Ranch, and Polygonal as 100% owned subsidiaries. We also entered into exchange agreements with the shareholders of Pillar West Entertainment, Inc. ("PWE") to exchange their PWE shares for shares of ZROS. We absorbed PWE's assets and have dissolved it. By consolidating the technical experts of all of these companies, we believe that we are in a unique position to develop content and technology for new and emerging broadband platforms. We are a Nevada corporation formed in 1988. Our executive offices are located 1714 16th Street, Santa Monica, California 90404, (310) 399-9901. Our Internet address is www.zerosones.com. Information contained on our World Wide Web site is not deemed to be a part of this Prospectus.

The Offering

Type of Security Registered	Common Stock, par value $.001.
Number of Outstanding Shares of Common Stock(1)	23,901,858
Number of Outstanding Shares of Preferred Stock	None
Common Stock Offered(2)	6,528,523 Shares of Common Stock
Common Stock Outstanding after this Offering	30,430,381
Use of Proceeds
We would receive a maximum of $2,667,659 of capital from the exercise of Warrants and Options. All proceeds from the Warrants and Options will be used for general working capital. We will not receive any of the proceeds from the sale of securities by the Selling Securityholder.
OTC Symbol	ZROS
Risk Factors	The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" on page 6.

(1)
Based on shares of Common Stock outstanding as of June 30, 2001. Does not include outstanding warrants or stock options.

(2)
The number of shares of Common Stock offered is comprised of (a) 5,803,523 shares that may be issued upon the exercise of 5,803,523 outstanding Warrants with an exercise price of $0.40 per share, issued by us in a private placement in March 2000, (b) 65,000 shares that may be issued upon the exercise of 65,000 outstanding Warrants with an exercise price of $0.15 per share; (c) 100,000 shares that may be issued upon the exercise of 100,000 outstanding Warrants with an exercise price of $0.40 per share, issued to a lender in October 2001, (d) 310,000 shares that may be issued upon the exercise of 310,000 outstanding Options with an exercise price of $0.15, and (e) 250,000 shares that may be issued upon the exercise of 250,000 outstanding Options with an exercise price of $1.00. The Warrants issued in March 2000 originally had an exercise price of $1.83 per share. We unilaterally reduced the exercise price of those Warrants to $0.40 per share in October 2001.

Summary Financial Data
Zeros & Ones, Inc.
(A Development Stage Company)

	Six Months Ended June 30, 2001	Six Months Ended June 30, 2000	Fiscal Year Ended December 31, 2000	Fiscal Year Ended December 31, 1999
	(unaudited)	(unaudited)
Statement of Operations:
Revenues	139,200	86,229	805,004	291,882
Loss before income taxes	(1,298,679)	(1,036,023)	(4,682,218)	(3,578,711)
Net Loss	(1,298,679)	(1,036,023)	(4,682,218)	(3,578,711)
Per Common Share Data:
Net Loss	(0.04)	(0.04)	(0.21)	(0.89)
Cash Dividends	-0-	-0-	-0-	-0-
Book Value	0.018	0.25	0.12	0.01
Number of Shares, weighted average	23,787,668	23,592,732	22,352,268	3,999,194
Pro forma net loss per share(1)	(0.04)	(0.04)	(0.21)	(0.89)
Pro forma weighted average shares outstanding(1)	23,787,668	23,592,732	22,352,268	3,999,194
Balance Sheet Data:
Total Assets	1,342,784	6,345,814	3,344,964	699,914
Long-Term Debt	21,333	73,813	54,066	28,332
Shareholders' Equity	436,957	5,992,868	2,806,933	32,122

(1)
Assumes all Warrants and Options are exercised.

RISK FACTORS

    Purchasing shares of Common Stock in Zeros & Ones, Inc. is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

No Trademark Protection

    We have not been issued any registered trademarks for our "Zeros & Ones" or "HuMotion" trade names, nor have we been issued registered trademarks or trade names for our products. We have filed a trademark application for our "Zeros & Ones" trade name and we plan to file trademark and tradename applications with the United States Office of Patents and Trademarks for our proposed "HuMotion" trade name. We cannot assure that we will be successful in obtaining any trademarks, or that the trademarks, if obtained, will afford us any protection or competitive advantages.

Going Concern Qualification

    In their report on ZROS's audited financial statements for our fiscal year ending December 31, 2000, our independent certified public accountants included a "going concern" qualification. This qualification means that the accountants have substantial doubt that ZROS can remain in business during 2001 unless we receive more capital or financing. We cannot assure that we will be able to obtain the additional capital or financing that we need to remain in business for more than a short period of time. Accordingly, purchasers of the Common Stock assume the risk that ZROS may not be able to remain in business.

Control of the Company by Principal Stockholders

    As the owners of approximately 4,750,000 shares of ZROS' Common Stock, our current directors and executive officers own approximately 19.9% of our capital stock. Accordingly, our directors and executive officers will be able to elect a substantial number of ZROS' directors and are in a position to control ZROS. Such control by the principal stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of ZROS.

Liabilities and Receivables

    We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs which are required to be paid regardless of the level of business or profitability we experience. Insufficient capital may cause us to default under such debts. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness. Furthermore, we cannot assure that we will be able to collect any accounts receivable or other amounts owed to us. If we must write off accounts receivable as uncollectable, we could incur significant financial losses. Additionally, we are always subject to the risk of litigation from customers, suppliers, employees, and others because of the nature of its business and we are currently involved in litigation against ICU Security, Inc. relating to our compression technology. Litigation can cause us to incur substantial expenses and, if cases are lost, judgments, and awards can add to our costs.

No Assurance That Dividends Will Be Paid

    We do not currently anticipate declaring and paying dividends to our Shareholders in the near future. It our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Common Stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors.

No Assurance of Profit

    Our businesses are speculative and dependent upon acceptance of our products and services. We cannot assure whether we will be successful or that our businesses will result in revenue or profit. We cannot assure that we will earn significant revenues or that investors will not lose their entire investment.

Determination of Consideration to Management

    The Common Stock and cash consideration being paid by us to our management have not been determined based on arms length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Competition—Compression and 3D Technology

    The markets for our digital video compression algorithm called MC-10 (Media Compression times 10) and 3D technology are still in their infancy. Formidable competition in digital video compression products and 3D technology exists and may intensify in the future. Such competitors are technology companies that utilize MPEG2 compression technology (the current industry standard) and other companies involved in the entertainment industry. Most, if not all, of these present and future competitors do and will likely have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial, technical, and marketing resources than ZROS. We believe that the principal factors affecting competition in these proposed markets include name recognition, ability to develop exciting products that appeal to customers, ability to enhance our MC-10 and 3D technologies, ability to develop, market, and license efficiently, ability to respond to changing customer needs, and ease of use. We cannot assure that we will be able to compete successfully in our business in the future, or that future competition will not have a material adverse effect on our business, operating results, and financial condition.

Competition—Programming Production Services

    The entertainment service and post production industry is intensely competitive. Our existing ZROS Studio Division and Entertainment Division compete with several other facilities that have access to some of the same advanced digital production technology and equipment as ZROS. Our competitors in this field presently have substantial competitive advantages over us, including existing customers and greater financial resources than ZROS. We cannot assure that we will successfully compete for the business of program producers. We expect to encounter pressure to maintain modest prices for our services because of the competition, which could adversely affect our financial condition and results of operations.

    We also expect to encounter fierce competition in the planned production and marketing of any projects. Due to the rapid growth of technology, shifting consumer tastes, and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of our projects or programs.

Risk of System Failures

    Our success, and in particular our ability to provide high quality products and services, including but not limited to sophisticated e-mercials for the Internet, MC-10 compression, and 3D video broadcasts, depends on the efficient and uninterrupted operation of our computer and communications hardware systems. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, break-ins, sabotage, intentional acts of vandalism and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services and do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite any precautions taken by, and planned to be taken by us, the occurrence of a natural disaster or other unanticipated problems at the facility could result in interruptions in the products and services provided by us. Any damage to or failure of our systems could result in reductions in, or terminations of, the demand for our e-mercials, MC-10 compression, and 3D products that could have a material adverse effect on our business, results of operations and financial condition.

Dependence on the Web Infrastructure

    The success of our e-mercials and MC-10 compression will depend in large part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information are new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace in the long term. The Web has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. To the extent that the Web continues to experience increased number of users, frequency of use or increased bandwidth requirements of users, we cannot assure that the Web infrastructure will continue to be able to support the demands placed on it by continued growth or that the performance or reliability of the Web will not be adversely affected. Furthermore, outages and delays could adversely affect the level of Web usage and also the audience for our e-mercials. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. We cannot assure that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace for the long term will be developed or that if they are developed, that the Web will become a viable commercial marketplace for products and services such as those offered by us. If the necessary infrastructure, standard or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, our business, results of operations and financial condition will be materially and adversely affected. Even if the infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace in the long term, we might be required to incur substantial expenditures in order to adapt our services to changing Web technologies, which could have a material adverse effect on our business, results of operations and financial operations.

Rapid Technological Change

    The Internet, one of the markets in which we intend to compete, is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions, enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer Web-based products and services. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace. We cannot assure that we will be awarded any technology consulting contracts in the future, which has been a significant source of revenue in the past. Our failure to adapt to such changes would have a material adverse effect on our business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure, which could have a material adverse effect on our business, results of operations and financial condition.

Absence of Patents

    Our business plan is significantly dependent upon the development and licensing for profit of proprietary technology to service Internet related businesses, as well as more traditional media such as television. The thrust of our technology consulting and licensing business is the application of advanced digital techniques to communication, post production and other media projects. While we plan to file for patent and copyright protection whenever warranted, including provisional patent applications for our MC-10 compression, and while we successfully filed formal applications with the United States Patent and Trademark Office ("USPTO") covering our Rotating Binocular Lens System for 3D video broadcasts and for associated controller software in February 2001, we cannot assure that we will be able to protect our proprietary rights. We have not been granted patents for any of our products or services. We cannot assure that other companies may not challenge our legal right to utilize our technology, claiming that such use is an infringement of the other parties' patents, copyrights, trade secrets or proprietary rights. We cannot assure that we will be able to obtain patents for our products or services, or that we will develop, own or successfully sell proprietary products or services.

Failure to Complete Projects

    We have several projects in process or planned, including d3D technology, MC-10 and Fluid Fusion, and other development projects, some of which are still in the research phase. The completion of these projects depends, among other things, on the availability of capital, and the availability of the technological and managerial resources necessary for the tasks. Even if the projects are completed and launched, we cannot assure that any of them will be profitable.

Failure of Research and Development Projects

    We have major research and development projects incorporated into our business plan. Research and development projects are inherently speculative and subject to cost overruns. We cannot assure that we will be able to develop commercially viable products or services from our research and development projects, that working prototypes can ever be built, or that the products, once developed, can be sold or licensed profitably. We may not develop any new products or services for sale from our research and development efforts.

Adverse Impact of Government Regulation

    We will be subject to and affected by significant domestic and foreign government regulation. Restrictions on American programming in several foreign countries have been imposed by foreign governments. Domestic regulation governs the content and rating of television and other programming. Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature and enforcement of legislation could subject our customers and us to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our services or increase the cost of doing business, or in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Conflicts of Interest

    The relationship of management to ZROS will create conflicts of interest. Management's compensation from ZROS has not been determined pursuant to arm's-length negotiation. Management believes that it will have the resources necessary to fulfill its management obligations to all entities for which it is responsible.

Reliance on Management and Key Executives

    Our success is substantially dependent on the performance of our executive officers and key employees. The loss of an officer or director of ZROS would have a material adverse impact on us. We will generally be dependent upon Robert J. Holtz and Bernie Butler-Smith for the direction, management and daily supervision of our operations.

Uninsured Losses

    We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. We generally do not maintain theft or casualty insurance and have modest liability and property insurance coverage, along with workmen's compensation and related insurance. However, should uninsured losses occur, investors could lose their invested capital.

Risks of Decline in Stock Price

    The market trading price of our stock could decline or become volatile because of the eligibility of the Common Stock covered by this Prospectus to be sold in the open market. This Prospectus causes the supply of free trading shares to increase substantially. We cannot assure that the price of our stock on the OTC:BB market will not decline because of the availability of the Common Stock covered by this Prospectus for potential sale, and for other reasons. ZROS may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.

Risk of Dilution Through Additional Issuances of Shares

    We may issue more shares of our common or preferred stock in the future in order to raise capital and make acquisitions of other businesses. Outstanding warrants and stock options may be exercised, and more stock options and warrants may be issued, causing more dilution in the outstanding shares of our capital stock. We have filed a Form S-8 registration statement with the Securities and Exchange Commission registering the shares authorized and issuable upon the exercise of stock options granted under our Stock Option Plan for officers, directors, and employees and consultants. To date we have granted at total of 2,172,372 new stock options to the officers, directors, and employees, and consultants of ZROS, 227,372 of which vest pursuant to the following vesting schedule: 25% one year after the date of hire and thereafter in thirty-six (36) equal cumulative monthly installments; 1,850,000 of which vest pursuant to the following schedule: 50% upon grant and 50% on June 11, 2002; and 95,000 of which vested upon grant. All of the Options are exercisable for a period of ten years from the date of grant, at an exercise price of $0.15 per share or $0.30 per share. We are generally permitted to issue additional shares of our capital stock with the approval of our Board of Directors and without the consent of ZROS' shareholders.

Reduction in Exercise Price of Outstanding Warrants

    In October 2001, we unilaterally reduced the exercise price of 5,803,523 outstanding Warrants issued in a private placement in March 2000 from $1.83 per share to $0.40 per share. Consequently, we will be required to recognize an expense on our Statement of Operations and, if the Warrants are exercised, we will receive far less capital than if the Warrant exercise price was $1.83 per share.

Cautionary Statements

    This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the risk factors below and elsewhere in this Prospectus. Important factors that may cause actual results to differ from projections include, for example:

  •
  adverse economic conditions
  •
  volatility and/or decline of ZROS' stock price
  •
  potential fluctuation in quarterly results
  •
  intense competition, including entry of new competitors and products
  •
  changes in demand for ZROS' products and services
  •
  rapid and significant changes in technology and markets
  •
  insufficient revenues to cover operating costs
  •
  intense competition, including entry of new competitors
  •
  increased or adverse federal, state and local government regulation
  •
  inadequate capital
  •
  unexpected costs
  •
  lower revenues and net income than forecast
  •
  ZROS has a going concern qualification of the report for its audited financial statements
  •
  price increases for supplies
  •
  inability to raise prices
  •
  the risk of litigation and administrative proceedings involving ZROS and its employees
  •
  higher than anticipated labor costs
  •
  the possible fluctuation and volatility of ZROS' operating results and financial condition,
  •
  adverse publicity and news coverage,
  •
  inability to carry out marketing and sales plans
  •
  loss of key executives, changes in interest rates, inflationary factors
  •
  and other specific risks that may be alluded to in this Prospectus or in other reports issued by ZROS.

    ZROS does not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

USE OF PROCEEDS

    We will not receive the proceeds of sales of Shares by the Selling Securityholder. If the Selling Securityholders determine to exercise their Warrants and Options in order to sell shares under this Prospectus, we will receive the proceeds of the exercise of the Warrants and Options. If all of the Warrants and Options are exercised, we would receive net proceeds of $2,639,953. We plan to use any such net proceeds for advertising and marketing and as working capital. The amounts actually expended for each such use, if any, are at our discretion and may vary significantly depending upon a number of factors, including the amount of such proceeds, future revenue growth and the amount of cash generated by our operations. To the extent we do not utilize such proceeds immediately, such proceeds will be invested in United States government or governmental agency securities or short-term insured certificates of deposit.

CAPITALIZATION

    The following table sets forth as of June 30, 2001 (i) the capitalization of ZROS and (ii) the capitalization of ZROS as adjusted to reflect the exercise of 5,803,523 Warrants to purchase 5,803,523 shares of Common Stock at an exercise price of $0.40 per share, the exercise of 65,000 Warrants to purchase 65,000 shares of Common Stock at an exercise price of $0.15 per share, the exercise of 100,000 Warrants to purchase 100,000 shares of Common Stock at an exercise price of $0.40 per share, the exercise of 310,000 Options to purchase 310,000 shares of Common Stock at an exercise price of $0.15 per share, the exercise of 250,000 Options to purchase 250,000 shares of Common Stock at an exercise price of $1.00 per share, and the application of the estimated net proceeds from the sale of those Shares.

	As of June 30, 2001	As Adjusted
	(Unaudited)	(Unaudited)
Indebtedness:
Long-term indebtedness	$21,333	$21,333
Stockholders' Equity:
Preferred Stock, $.001 par value per share, 2,000,000 shares authorized, none issued and outstanding	-0-	-0-
Common Stock, par value $.001 per share, 100,000,000 shares authorized, 23,901,858 issued and outstanding, 30,430,381 as adjusted	$23,902	$30,430
Additional Paid-in Capital	$17,228,482	$18,859,716
Accumulated Deficit	($16,815,427)	($16,815,427)
Total Shareholders' Equity (Deficit)	$436,957	$2,074,719

Total Capitalization	$458,290	$2,096,052

DILUTION

    The difference between the public offering price per share of Common Stock and the as adjusted pro forma net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock.

    As of June 30, 2001, the pro forma net tangible book value of ZROS was $294,453 or approximately $0.012 per share of Common Stock. Pro forma net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such pro forma net tangible book value after June 30, 2001, other than to give effect to the exercise of 5,803,523 Warrants at an exercise price of $0.40 per share, the exercise of 65,000 Warrants at an exercise price of $0.15 per share, the exercise of 100,000 Warrants at an exercise price of $0.40 per share, the exercise of 310,000 Options at an exercise price of $0.15 per share, and the exercise of 250,000 Options at an exercise price of 1.00 per share, the pro forma net tangible book value at June 30, 2001, would have been $1,932,215 or approximately $.063 per share. As of June 30, 2001, the net tangible book value per share of Common Stock owned by ZROS' current stockholders would have increased by approximately $.051 without any additional investment on their part and the purchasers of Common Stock will incur a blended average immediate dilution of approximately $.356 per share from the exercise price. "Dilution" means the difference between the offering price and the pro forma net tangible book value per share after giving effect to the offering. Holders of Common Stock may be subjected to additional dilution if any additional securities are issued as compensation or to raise additional financing. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current stockholders as a result of this offering:

Blended exercise price per share(1)	$.419
Pro forma net tangible book value per share as of June 30, 2001	.012
Increase per share attributable to this exercise and conversion	.051
Pro forma net tangible book value after exercise and conversion	.063
Dilution per share to new investors	.356

(1)
Assumes that all 5,968,523 Warrants and 560,000 Options are exercised.

SELLING SECURITYHOLDERS

    The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock beneficially owned by each Selling Securityholders as of October 8, 2001, and the number of Shares being offered by each Selling Securityholder. The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Securityholders may offer all or part of the Shares for resale from time to time. The Selling Securityholders are under no obligation to sell all or any portion of the Shares nor are the Selling Securityholders obligated to sell any Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by our transfer agent of record. The Selling Securityholders may own additional shares held in street name which are not reflected in the following table. Because the Selling Securityholders may sell all or part of their Shares, no estimates can be given as to the number of Shares that will be held by any Selling Securityholder upon termination of any offering made by this Prospectus. See "Plan of Distribution."

    Pursuant to Rule 416 under the Securities Act, the Selling Securityholders may offer and sell Shares issued with respect to the Warrants and Options as a result of (i) stock splits, stock dividends or similar transactions and (ii) the effect of antidilution provisions contained in the Warrants and Options. This is not intended to constitute a prediction as to the number of Shares into which the Warrants and Options will be exercised.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering(1)(3)(4)	Shares to Be Sold in the Offering(4)(5)	Shares Owned After the Offering(1)(2)
Erik Aaeng	12,000	6,000	6,000
Mohammed Alia	13,638	6,819	6,819
Ata Holdings Llc C/O Haraesh Rich Emandi	42,000	21,000	21,000
Robert L Atkinson & Dean L Atkinson Jt Ten	68,154	30,000	38,154
Maurice J Attie Ttee Ua Dtd Nov 8 94 The Maurice J Attie Mmp-Ps	43,252	17,046	26,206
Richard Bailey & Margaret Bailey Jt Ten	27,270	13,635	13,635
Neal I Baker	60,000	30,000	30,000
Kenneth L Barasch Ttee Ua Dtd Sep 6 95 The Barasch Revoc Liv Trust	60,000	30,000	30,000
Thomas M Beahm	90,000	45,000	45,000
Steve Bender	60,000	30,000	30,000
Berg & Berg Enterprises Llc Partners Carl E Berg 1981 Kara Ann Berg Trust	1,380,000	690,000	690,000
Brian E Berman	18,000	9,000	9,000

Bnk Family Ltd Partnership Blaize Kaduru	30,000	15,000	15,000
Bondfin Establishment	300,000	150,000	150,000
Jerome Brent	30,000	15,000	15,000
Richard Bryson	180,000	90,000	90,000
Maria Califano	82,500	41,250	41,250
Brett Carlson	30,000	15,000	15,000
Donna Carr	60,000	30,000	30,000
Cherry Hill Inc Blaize Kaduru	69,000	34,500	34,500
Chicago Trust Co Of Calif Cust William E Thomas Inc Psp Fbo William E Thomas Nbr 03 8409	300,000	150,000	150,000
Scott Chidakel	30,000	15,000	15,000
J Chisum Shania Covenant Keepers	120,000	60,000	60,000
Mark Chitijan	180,000	90,000	90,000
Andrew Collins	300,000	150,000	150,000
Marie Collins	180,000	90,000	90,000
Shirley Collins	60,000	30,000	30,000
James Conkey	960	480	480
David E Cowan	60,000	30,000	30,000
Steven Crawford	48,000	24,000	24,000
Lori Daurio	20,000	10,000	10,000
Dean Witter Reynolds Cust Fbo Douglas A Hand Ira	45,000	22,500	22,500
Dean Witter Reynolds Cust Fbo James L Conkey Ira	15,000	7,500	7,500
Dec Charitable Remainder Unitrust	180,000	90,000	90,000
Andrew Dekelbaum	10,560	5,280	5,280
Lawrence Dekelbaum	12,000	6,000	6,000
Max Dekelbaum	6,000	3,000	3,000
Dextro Establishment	180,000	90,000	90,000
John H Disher	60,000	30,000	30,000
Weldon Douglas Ttee Ua Dtd Aug 8 97 Fbo Weldon Douglas Rev Liv Tr	60,000	30,000	30,000
David K Draper	60,000	30,000	30,000
J T Eberhard	72,000	36,000	36,000
Donald J Egan	15,000	7,500	7,500
Ronald Feldman	30,000	15,000	15,000
First Southwest Co Fbo Larry Roark Ira 44491525	180,000	90,000	90,000
First Southwest Co Fbo Joe Montesi Jr Ira 44511590	90,000	45,000	45,000
First Southwest Co Fbo Anthony Kozloski Ira Nbr 44493218	60,000	30,000	30,000
First Southwest Co Fbo Steven & Margaret Kelley Trust Nbr 48967707	120,000	60,000	60,000
Stephen Charles Foot	30,000	15,000	15,000
Horace P Ford & Henry S Wilson & Daniel Quirk Jr Llc	30,000	15,000	15,000
Rik Warren Fraser & Margo Je Fraser Comm Prop	60,000	30,000	30,000
John R Frick Dds Pa Money Purchase Pension Plan	60,000	30,000	30,000

John R Frick Dds Pa Profit Sharing Plan Plan Nbr 001	60,000	30,000	30,000
John R Frick	210,000	105,000	105,000
Richard A Frueh	60,000	30,000	30,000
Kevin Gillespie	12,000	6,000	6,000
Israel Gitlin & Moises Gitlin Jt Ten	245,454	122,727	122,727
Brad Godshall	60,000	30,000	30,000
Nick Gogas	30,000	15,000	15,000
Stanley Goldich	120,000	60,000	60,000
John Grudziadz	30,813	6,819	23,994
Robert W Hall & Janice K Hall Comm Prop	60,000	30,000	30,000
Klay Hall	30,000	15,000	15,000
Herbert Hancock & Gudrunm Hancock Family Trust	60,000	30,000	30,000
Thomas Hanlon	18,000	9,000	9,000
Richard Henderson	60,000	30,000	30,000
Kimberly Heuser	20,000	10,000	10,000
Ryan Heuser	7,500	3,750	3,750
George J Heuser Ttee Ua Dtd Dec 2 94 The George Heuser Revoc Trust	180,000	90,000	90,000
Mitch Hoffelt & Kimberly Hoffelt Capitol Profit Sharing Plan	18,642	9,000	9,642
Alisa Hoffman & Robert Goldblatt Ttee Ua Dtd Mar 5 96 Hoffman Goldblatt Trust	180,000	90,000	90,000
William Holloway	66,000	33,000	33,000
John Hollrah	6,000	3,000	3,000
Robert J. Holtz	2,566,500	16,500	2,550,000
Caroline Hong Sovereign Services Ltd	60,000	30,000	30,000
David Ivin & Sallie Ivin Jt Ten	60,000	30,000	30,000
Ron Jacoby	60,000	30,000	30,000
John Katch	60,000	30,000	30,000
Paul Kerwin	60,000	30,000	30,000
Douglas Kiggins & Lori Kiggins Jt Ten	60,000	30,000	30,000
Fred Klumpp	60,000	30,000	30,000
Michael J Koons & Kathleen M Koons Jt Ten	30,000	15,000	15,000
Barry Labell	1,056	528	528
Malcolm J Labell Md	12,000	6,000	6,000
Richard Lamparelli & Jevan Phillips Ten Com	60,000	30,000	30,000
Diane Larson	20,000	10,000	10,000
Pierce Liberrman	60,000	30,000	30,000
Joseph Litner	60,000	30,000	30,000
Jeff London	30,000	15,000	15,000
Conrad Lopes	120,000	60,000	60,000
Doug Markham	30,000	15,000	15,000
Michael Marks	30,000	15,000	15,000
Mhe Inc	121,176	60,588	60,588
Russell P Militello	120,000	60,000	60,000

Raymond Montes	120,000	60,000	60,000
Diane Montesi	60,000	30,000	30,000
Joe Montesi Jr	120,000	60,000	60,000
Elizaeth Diane Murphy & John Gibilaro & Julie Peterson Ten Com	20,454	10,227	10,227
Gary Nestler & David Pincus Ten Com	60,000	30,000	30,000
Paul Nicholson	30,000	15,000	15,000
Bernard O Neil	46,302	15,000	31,302
Ralph Olson	15,000	7,500	7,500
John Oswald	7,500	3,750	3,750
Isaac Pachulski	90,000	45,000	45,000
Richard Pachulski	690,000	345,000	345,000
Stuart Rubin Pachulski	90,000	45,000	45,000
Joseph Pakin	15,000	7,500	7,500
Joseh Panik & Margaret Panik Ttee Panik Family Trust	60,000	30,000	30,000
Lawrence Panik	60,000	30,000	30,000
Jeffrey D Parker	24,000	12,000	12,000
Pete Patel	60,000	30,000	30,000
Paul Perrizo & Ken Watson Ten Com	60,000	30,000	30,000
Dennis B Pridgen	30,000	15,000	15,000
Barry Richards	7,000	3,500	3,500
William E Richardson & Lila Richardson Jt Ten	30,000	15,000	15,000
Mark Richardson	153,000	15,000	138,000
Richmark Capital Corporation	230,300	230,300	0
C Larry Roark	60,000	30,000	30,000
Anthony Ross & Kathryn Ross Jt Ten	60,000	30,000	30,000
Nathan Rubin	90,000	45,000	45,000
Rush & Co Rahn & Bodmer	180,000	90,000	90,000
Bob Safai	60,000	30,000	30,000
Philip E Sardelis	9,000	4,500	4,500
Steve Schklair Cust Madison Bailey	15,000	7,500	7,500
Steve Schklair Cust Dorien Bailey	15,000	7,500	7,500
William F Simmons	60,000	30,000	30,000
Thomas Smith	43,224	10,824	32,400
Theodore J Spenadel	9,000	4,500	4,500
Joseph A Stratter	60,000	30,000	30,000
Martin Sumichrast Global Capital Partners	30,000	15,000	15,000
Brian Sweeney & Alice Sweeney	60,000	30,000	30,000
Tate Family Limited Partnership B Account	60,000	30,000	30,000
Mark Towery & Mary Beth Towery Comm Prop	60,000	30,000	30,000
Amy Uyemura & Gary Uyemura Jt Ten	60,000	30,000	30,000
Charles Vose Ira	60,000	30,000	30,000
Donna L Waller	60,000	30,000	30,000

Kevin Joseph Walls	60,000	30,000	30,000
Charles Wheet	120,000	60,000	60,000
Gregory T Wheet	60,000	30,000	30,000
John Wilczak	120,000	60,000	60,000
Penny Wilson	6,000	3,000	3,000
Ronald A Wright & Grace Wright Ttee Ua Dtd Dec 6 88 The Wright Family Trust	60,000	30,000	30,000
Vladimir Zeetser	15,000	7,500	7,500
Dean Ziehl	60,000	30,000	30,000
Loren Ziff	30,000	15,000	15,000
FinMap Corporation	500,000	500,000	0
David Zweig	60,000	60,000	0
Steven Bender	65,000	65,000	0
Joseph Montesi(6)	100,000	100,000	0
Total	14,831,255	6,578,523	8,352,732

(1)
Except as set forth in footnote (3) below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The persons named in the table above have sole voting and investment power with respect to all Shares of Common Stock shown as beneficially owned by them.

(2)
Assumes all Shares offered hereby are sold in the offering.

(3)
Some of these shares may have been sold by the Selling Stockholder prior to the date of this Registration Statement.

(4)
Includes 5,968,523 Shares issuable upon the exercise of Warrants and 560,000 Shares issuable upon the exercise of Options.

(5)
In accordance with Rule 416, the number of shares of Common Stock set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Securityholders, based on up to 5,968,523 shares that may become issuable upon the exercise of the Warrants and 560,000 shares that may become issuable upon the exercise of Options. The actual number of shares of Common Stock issuable upon exercise of the Warrants and Options and included in the Registration Statement of which this Prospectus is a part, include such additional number of shares of Common Stock as may be issued or issuable by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416.

(6)
In October 2001, Mr. Montesi made a loan of $100,000 to us. The principal amount of the loan plus $5,000 is repayable by us on December 5, 2001. In consideration for the loan, we issued 100,000 Warrants to Mr. Montesi.

    All the Shares offered by this prospectus are being offered for the account of the Selling Securityholders. Accordingly, we will not receive any proceeds of any sales, but will receive the exercise price of any Warrants exercised by the Selling Securityholders. Any proceeds received from the exercise of Warrants will be used for working capital and general corporate purposes. See "Use of Proceeds."

PLAN OF DISTRIBUTION

    The Shares may be sold or distributed from time to time by the Selling Securityholders or by pledgee, donees or transferees of, or successors in interest to, the Selling Securityholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers transactions, which may include long or short sales, (ii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (iii) "at the market" to or through market makers or into an existing market for the Common Stock, (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (v) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or (vi) any combination of the foregoing, or by any other legally available means. In addition, the Selling Securityholders may enter hedging transactions with broker-dealers who may engage in short sales of Shares of Common Stock in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers that require delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

    Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commission). Any broker-dealer acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor any Selling Securityholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Securityholder and any such stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

    Each Selling Securityholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Regulation M, which may limit the timing of purchases and sales of securities by the Selling Securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specific period of time prior to the commencement of such distribution, subject to specified exceptions. These rules may affect the marketability of the securities offered by this Prospectus.

    Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

    There can be no assurance that the Selling Securityholders will sell any of the Shares of Common Stock offered by them under this Prospectus.

LEGAL PROCEEDINGS

    On August 14, 2000, a complaint was filed in the Superior Court for the State of California and for the County of Los Angeles in an action entitled ICU Security, Inc. v. Zeros & Ones, Inc., Robert J. Holtz, and Bernard Butler-Smith. The complaint alleges that trade secret information was improperly passed from Butler-Smith to ZROS and Holtz. The complaint is seeking damages in the amount of $10,000,000. ZROS and the individual defendants have filed multiple counterclaims against ICU Security, Inc. The named individual defendants and ZROS deny any wrongdoing and intend to vigorously defend this action. Investigation into this matter has resulted in substantial defenses and ZROS believes that the ultimate resolution of these claims will not have a material adverse effect on its business, financial position or results of operations. A court date has been set for October 2001.

    On October 30, 2000, Zeros & Ones, Inc. initiated litigation against the former Chief Executive Officer. The complaint, filed in Los Angeles Superior Court, alleges among other things, that in connection with Zeros & Ones' acquisition of Quantum Arts, Inc. in 1999 (of which the former Chief Executive Officer was represented as 100% owner and Chief Executive Officer), the former Chief Executive Officer intentionally or negligently misrepresented to the Company (i) his ownership interest in Quantum; and (ii) Quantum's ownership interest in certain stereoscopic 3D technology. ZROS is seeking to rescind the transaction with Quantum and to recover significant monetary damages against the former Chief Executive Officer. A settlement was reached in July 2001. The settlement involves no exchange of cash between the parties. ZROS will not have to recognize any expense as a result of this settlement. The settlement puts certain restrictions on how the former Chief Executive Officer may sell shares of ZROS; shares that he owns on the open market.

    On November 29, 2000, the former Chief Executive Officer filed a countersuit against ZROS claiming approximately $900,000 in damages plus punitive damages. A settlement was reached in July 2001. The settlement involves no exchange of cash between the parties. ZROS will not have to recognize any expense as a result of this settlement. The settlement puts certain restrictions on how the former Chief Executive Officer may sell shares of ZROS; shares that he owns on the open market.

    In July, 2001, Paul Frank Industries ("PFI") filed a legal action against ZROS requesting that the court advise PFI and ZROS of their respective rights under the Exclusive Media Rights Agreement between the parties. In addition, PFI requested the court to prevent ZROS from entering into future third party agreements under the Exclusive Media Rights Agreement without PFI's prior approval. ZROS disputes the approval rights claimed by PFT and intends to defend its rights vigorously and broadly. PFI's action has no effect on existing agreements related to the Company's production of Paul Frank's Julius & Friends.

MANAGEMENT

Executive Officers and Directors

    The following table sets forth certain information with respect to ZROS' directors and executive officers as of October 8, 2001.

Name	Age	Position
Robert J. Holtz	30	Chairman of the Board, Chief Executive Officer, President, and Chief Financial Officer
William Burnsed	54	Director
Bernie Butler-Smith	42	Director, Secretary, and Vice President of Advanced Imaging
Douglas Glen	53	Director
Allen Crawford	47	Vice President of Strategic Development

    Robert J. Holtz has been the Chairman of the Board of Directors since August 1999, President of ZROS since November 1999, Chief Executive Officer of ZROS since August 2000, and Chief Financial Officer of ZROS since August 2001. Mr. Holtz is an internationally recognized leader in the development of new technologies. He has extensive management experience in both Television and the Internet. Prior to founding Zeros & Ones, a Delaware corporation, in 1994, Mr. Holtz served as Director of Special Projects at the renowned Hollywood post-production facility, Action Video. During that time, he developed many of the key techniques and technologies used by the entertainment industry to digitize and share video clips in collaborative projects. Mr. Holtz was a member of Microsoft's Win32™ Advisory Group and has established strategic relationships with Microsoft Corporation, Netscape Communications, Sun Microsystems, Acquity Systems, CyberCash, Wild Tangent, and others. In 1996, Holtz expanded by establishing Zeros & Ones, a Delaware corporation, as one of the only technology companies with an in-house content development group called Studio Subzero, employing talented artists, programmers, designers, and audio professionals. Under his management, the group created award-winning websites and invented a number of proprietary technologies for Internet and e-commerce applications. In 1999, Holtz orchestrated a multi-company acquisition plan to accelerate the growth of the Company and enable the unified Company to establish itself as a leading force in transmedia content and technology development.

    William Burnsed has been a Director of ZROS since August 1999. Mr. Burnsed is the leading designer of some of the most innovative and successful post-production facilities in the world, with a strong reputation for completing projects on time and on budget. He is responsible for the design, engineering, and installation of over twenty major television facilities, among which are Hollywood Digital, 525 Post Production, The Financial News Network, Lorimar Studios, RCA Videodisc Television Center, Twentieth Century Fox, KSHO, and ProVideo. As the founder and president of Hollywood Digital, Mr. Burnsed was also directly responsible for overall corporate management and business development. Construction of this facility was completed in six months, and he directed the company to over ten million dollars in sales in its first full year of operation. Mr. Burnsed's other credits in the television industry include Director of Engineering at Editel Los Angeles, Engineering Supervisor for TAV/Merv Griffin Productions, General Manager of Shelter Vision Mobile Video, and Director of Studio Operations for Transworld Communications.

    Bernie Butler-Smith has been a Director of ZROS since August 1999, Vice President, Advanced Imaging of ZROS since June 2000, and Secretary of ZROS since August 2000. Mr. Butler-Smith is an international leader in the design of real-time image-processing hardware and software, with an extensive knowledge in several disciplines of mathematics and high performance digital pipelining structures. He has collaborated with engineers from various professions, such as silicon layout designers from Kawasaki LSI (Japan), optical tooling designs from Eastek (China), and various U.S. hardware and software engineers. As VP Engineering at Digi-Spec Corporation for 11 years, he designed 35 image-processing products, such as pixel-level video motion detectors, time-lapse recorders, and digital switching and routing equipment. In an independent study commissioned by the U.S. Department of Energy, Mr. Butler-Smith's motion detector products were ranked #1. His designs are presently being used by Microsoft, Pfizer Pharmaceuticals, the U.S. Department of Defense, Boeing, The Hoosier Dome, the EPA, EMC Automation, and the FAA. As Director of Advanced Imaging,

    Douglas Glen has been a Director of ZROS since September 2000. Mr. Glen served as President and Chief Executive Officer of Burst.com, an innovator of video and audio delivery software for IP networks which trades on NASDAQ, as well as a partner of Global Rights Fund II, a private equity fund that invests in brand-driven ventures, with emphasis on broadband entertainment. Prior to that, Mr. Glen was the Chief Strategy Officer of Mattel where he was responsible for the toy company's technology initiatives. He started Mattel Media, which pioneered entertainment software for girls, and IntelPlay, a high-tech toy venture with Intel Corporation. Previously, he was Group Vice President, business development and strategic planning, at Sega of America, where he directed the launch of

Sega's multimedia game line. Earlier he was General Manager of Lucasfilm Games and spent 15 years in the advertising industry. He earned an undergraduate degree from MIT and received a Masters Degree in Business Administration and Ph.D. from Somerset University.

    Allen Crawford has been the Vice President, Strategic Development of ZROS since March 2000. Mr. Crawford is focused on strategic acquisitions, entertainment and technology production deals, as well as heading up corporate affairs and public market initiatives. Mr. Crawford brings a rich history of high-level intellectual property, technology, and entertainment industry accomplishments. Known as an entertainment industry maven, he is responsible for negotiating some of the largest studio contracts in Hollywood history, including well over $100 million in digital effects and content deals yielding total worldwide box office figures in excess of $3 billion. Crawford's achievements include negotiating studio deals for such high-profile feature films as "The Fifth Element", "Apollo 13", "Dante's Peak" and James Cameron's blockbuster, "Titanic." Mr. Crawford's deal-making credits also include the most successful 3D entertainment attraction ever, "TERMINATOR 2: 3D"—a project for the Universal Studios theme parks. Crawford was also Executive Vice President of Production Development and Corporate Affairs at Station X Studios, a digital studio that he co-founded in 1997 to specialize in extreme photo-real computer-generated imagery and animation. Before Station X, Mr. Crawford was Director of Business Affairs at Digital Domain, the visual effects facility founded by James Cameron, Stan Winston and Scott Ross with investment from IBM and Cox Communications. Prior to his involvement with the entertainment industry, Crawford was an executive in the personal computer industry, where he specialized in M&A transactions along with the licensing of both hardware- and software-based intellectual properties.

Key Employees and Consultants

    We have certain key employees and consultants who will assist in product and solution development, and implementation and marketing for us. These key employees and consultants will also perform marketing, administrative, and other services for us.

Board of Directors and Committees

    ZROS' Board of Directors presently consists of four members: Robert J. Holtz, Bernie Butler-Smith, Douglas Glen, and William Burnsed. The Bylaws of ZROS generally provide for majority approval of directors in order to adopt resolutions. The Board of Directors may be expanded in the future. All executive officer compensation, including payroll expenditures, salaries, stock options, stock incentives, and bonuses, must be approved by the unanimous consent of the Board of Directors. The Board of Directors does not maintain an Audit Committee or a Compensation Committee.

    The Board of Directors may appoint an Audit Committee. The Audit Committee will be authorized by the Board of Directors to review, with ZROS' independent accountants, the annual financial statements of ZROS prior to publication, and to review the work of, and approve non-audit services performed by, such independent accountants. The Audit Committee will make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee will also review the effectiveness of the financial and accounting functions and the organization, operation and management of ZROS.

ZROS' 2000 Stock Option Plan

    On October 5, 2000 the Board of Directors adopted ZROS' 2000 Stock Option Plan (the "Option Plan") under which a total of 4,500,000 shares of Common Stock has been reserved for issuance. The Option Plan terminates on October 5, 2010, unless sooner terminated by the Board of Directors.

    Options granted under the Option Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options and become exercisable in accordance with terms approved at the time of grant. Options may be granted to any employee of or consultant to ZROS or any parent, subsidiary or successor of ZROS, including employees who are also officers or directors, selected by the Board of Directors in its discretion. The Option Plan is currently administered by the board of directors which has the authority to determine optionees, the number of shares covered by each option, the type of option (i.e., incentive or nonstatutory), the applicable vesting schedule, the exercise price, the method of payment and certain other option terms.

    The exercise price of an option granted under the Option Plan may not be less than 85%, in the case of a nonstatutory stock option, or 100%, in the case of an incentive stock option, of the fair market value of the Common Stock subject to the option on the date of the option grant. To the extent that the aggregate fair market value of the stock subject to incentive stock options that become exercisable for the first time during any one calendar year exceeds $100,000 (as determined at the grant date) plus fifty percent (50%) of any unused limit carryover from prior years, the options in excess of such limit shall be treated as nonstatutory stock options. Options may be granted under the Option Plan for terms of up to ten years and will typically be exercisable in installments in accordance with a vesting schedule approved by the board of Directors at the time an option is granted. Options are not transferable other than upon death or between spouses incident to divorce. Options may be exercised at various periods up to 12 months after the death or disability of the optionee or up to three months after the termination of employment of the optionee, to the extent the option was then exercisable.

    To date we have granted at total of 2,174,403 new stock options to the officers, directors, and employees, and consultants of ZROS, 229,403 of which vest pursuant to the following vesting schedule: 25% one year after the date of hire and thereafter in thirty-six (36) equal cumulative monthly installments; 1,850,000 of which vest pursuant to the following schedule: 50% upon grant and 50% on June 11, 2002; and 95,000 of which vested upon grant. All of the Options are exercisable for a period of ten years from the date of grant, at an exercise price of $0.15 per share or $0.30 per share. We are generally permitted to issue additional shares of our capital stock with the approval of our Board of Directors and without the consent of ZROS' shareholders.

Limitation of Liability and Indemnification

    Under the Nevada General Corporation Law and ZROS's Articles of Incorporation, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

    The effect of this provision in ZROS's Articles of Incorporation is to eliminate the rights of ZROS and its stockholders (through stockholder's derivative suits on behalf of ZROS) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of ZROS or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, ZROS's Articles of Incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. ZROS's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

    We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ZROS, arising out of such person's services as a director or officer of ZROS, any subsidiary of ZROS or any other company or enterprise to which the person provides services at the request of ZROS. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling ZROS pursuant to the foregoing provisions, ZROS has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

General

    The following table sets forth the names and addresses of the executive officers and directors of ZROS and all persons known by ZROS to beneficially own 5% of more of the issued and outstanding common stock of ZROS.

Title of Class	Name & Address of Shareholder	Number of Shares Beneficially Owned(5)	Percentage of Outstanding Shares Beneficially Owned
Common Stock	Robert J. Holtz(1)	2,550,000	10.7%
Common Stock	The Bergman Family Trust.(2)	2,000,000	8.4%
Common Stock	William Burnsed(3)	1,500,000	6.3%
Common Stock	Bernie Butler-Smith(4)	700,000	2.9%

(1)
Mr. Holtz is the Chairman of the Board, Chief Executive Officer, President, and Chief Financial Officer of ZROS.

(2)
Jack Bergman and Terre Bergman are the beneficiaries of the Bergman Family Trust. Jack Bergman is the Trustee of the Bergman Family Trust.

(3)
Mr. Burnsed is a director of ZROS.

(4)
Mr. Butler-Smith is a Vice President and director of ZROS.

(5)
Does not include stock options owned by these individuals.

Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") requires ZROS' officers and directors, and persons who own more than ten percent of its Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Such persons are also required to furnish ZROS with copies of all Section 16(a) forms they file. Based solely on ZROS' review of the copies of those forms received by ZROS or written representations from such persons that no Forms 5 were required to be filed, to the ZROS' knowledge all reports due were timely filed, except that to ZROS' knowledge, Steve Schklair, former Chief Executive Officer and director of ZROS, did not file a Form 4 related to the sale of securities made in the months from October 2000 through May 2001.

DESCRIPTION OF SECURITIES

General

    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001, and 2,000,000 shares of Preferred Stock, par value $.001. At August 7, 2001, the Company had 23,911,858 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding.

Common Stock

    All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the Common Stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefor, equally, on a share for share basis. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The Common Stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions. As of August 7, 2001, the Company's 23,911,858 shares of Common Stock outstanding were held by approximately 646 stockholders of record.

Preferred Stock

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock, $.001 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions of the Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of Preferred Stock could also have the effect of delaying, deferring or preventing a change in control of ZROS.

Warrants

    As of October 8, 2001, there were approximately 740,658 warrants outstanding exercisable until November 2002 at a price of $1.00 per share, 5,635,643 warrants outstanding exercisable until December 31, 2002 at a price of $0.40 per share, 180,300 warrants outstanding exercisable until March 31, 2005 at a price of $0.40 per share, 65,000 warrants outstanding exercisable until August 31,

2002 at a price of $0.15 per share, 100,000 warrants outstanding exercisable until October 1, 2006 at a price of $0.40 per share, and 300,000 warrants outstanding exercisable until June 11, 2006 which can be exercised at no cost if the share price is above $0.20. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

Stock Options

    As of October 8, 2001, there were approximately 250,000 stock options issued outside of the Zeros & Ones, Inc. 2000 Stock Option Plan exercisable until June 22, 2005 at a price of $1.00 per share, 250,000 stock options issued outside of the Zeros & Ones, Inc. 2000 Stock Option Plan exercisable until June 22, 2005 at a price of $0.15 per share, 60,000 stock options issued outside of the Zeros & Ones, Inc. 2000 Stock Option Plan exercisable until June 11, 2006 at a price of $0.15, and 2,172,372 stock options issued pursuant to the Zeros & Ones, Inc. 2000 Stock Option Plan exercisable for a period of ten years from the date of grant at an exercise price of $0.15 per share or $0.30 per share, (a) 227,372 of which vest pursuant to the following vesting schedule: 25% one year after the date of hire and thereafter in thirty-six (36) equal cumulative monthly installments; (b) 1,850,000 of which vest pursuant to the following schedule: 50% upon grant and 50% on June 11, 2002; and (c) 95,000 of which vested upon grant.

Dividend Policy

    We do not intend to pay cash dividends in the foreseeable future on the shares of Common Stock. Cash dividends, if any, that we may pay in the future to holders of Common Stock will be payable when, as, and if declared by the Board of Directors of ZROS, based upon the Board's assessment of the financial condition of ZROS, our earnings, our need for funds, and other factors including any applicable

Effect of the California Corporations Code

    The California Corporations Code includes provisions designed to apply certain aspects of California law to corporations organized outside California where, in general, such corporations are doing more than 50% of their business in California and have more than 50% of their outstanding voting securities held of record by persons residing in California (the "California Test"). These provisions, which are generally more restrictive than their counterparts under Nevada law, currently apply to ZROS.

    Among the provisions of the California law which will apply are limitations on corporate dividends and other distributions and rights of stockholders to cumulate votes in the election of directors. Numerous other provisions which are listed in Section 2115 of the California General Corporation Law could also apply. In some cases, these provisions are in conflict with the laws of Nevada. The following summarizes some of the principal differences which could apply to ZROS:

    Under both Nevada and California law, cumulative voting for the election of directors is permitted. However, under Nevada law cumulative voting must be expressly authorized in the Certificate of Incorporation. Both Nevada and California law allow a classified Board of Directors, however, Nevada law requires that it be authorized in the Certificate of Incorporation or the Bylaws. California law does not permit staggered classes for smaller corporations, such as ZROS, and directors must be elected at each annual meeting of stockholders. Under Nevada law, the Certificate of Incorporation or Bylaws may limit the removal of directors for cause only, while under California law, stockholders may remove directors without cause. Pursuant to Nevada law, the directors may amend the Bylaws to change the number of authorized directors. Under California law, subject to limited circumstances, any amendment to the Bylaws changing the number of authorized directors requires stockholder approval.

    Under Nevada law, a director is obligated to discharge his or her duties in good faith and to inform himself or herself about all material information reasonably available to him or her before making a business decision. Pursuant to California law, a director is obligated to discharge his or her duties in good faith, and to exercise such care, including reasonable inquiry, as an ordinarily prudent person in a similar position would use under similar circumstances. Whereas California law specifically prohibits a corporation from limiting or eliminating a director's liability for reckless disregard or abdication of these duties, Nevada Law contains no such prohibition.

    California law also requires stockholder approval for certain sale-of-assets and stock-for-stock reorganizations, whereas Nevada law does not require such approval. Nevada law permits the payment of dividends from paid-in and earned surplus or redemption of shares from earned, paid-in or reduction surplus. Under California law, any such distributions cannot be made unless retained earnings equals or exceeds the amount of the distributions, if, after giving effect to the distribution, the corporation's tangible assets are less than 125% of its liabilities, the corporation's current liabilities exceed its current assets, the corporation's average operating income for the two most recently completed fiscal years is less than 125% of its current liabilities, or the corporation would be unable to meet its liabilities as they mature.

    At such time as ZROS has any class of securities listed on the New York Stock Exchange or the American Stock Exchange, or approved for inclusion on the Nasdaq National Market System, and ZROS has at least 800 holders of its equity securities, or ZROS no longer satisfies each of the elements of the California Test, the Company will be exempt from the provisions of Section 2115. No assurance can be given that ZROS will ever satisfy any exemption from Section 2115.

INTEREST OF NAMED EXPERTS AND COUNSEL

    The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Richardson & Associates, counsel to the Company, 1299 Ocean Avenue, Suite 900, Santa Monica, California, 90401. Mark J. Richardson Esq. of Richardson & Associates owns shares of the Company's Common Stock.

BUSINESS

General

    Zeros & Ones, Inc. is a Nevada corporation ("ZROS") organized on October 18, 1988. We were initially incorporated under a different name with the purpose of evaluating and acquiring businesses. Effective July 1, 1999, we entered into and closed a Plan of Reorganization and Asset Purchase Agreement (the "ZOI Plan") with Zeros & Ones, Inc., a Delaware corporation ("ZOI"). Pursuant to the Plan of Reorganization and Asset Purchase Agreement, we acquired ZOI's assets in exchange for shares of our common stock, and changed our name to Zeros & Ones, Inc. We also closed Plans of Reorganization and Exchange Agreements with five media technology companies: Quantum Arts, Inc., EKO Corporation, KidVision, Inc., Wood Ranch Technology Group, Inc., and Polygonal Research Corporation. Pursuant to those agreements, we own Quantum, EKO, KidVision, Wood Ranch, and Polygonal as 100% owned subsidiaries. We also entered into exchange agreements with the shareholders of Pillar West Entertainment, Inc. ("PWE") to exchange their PWE shares for shares of ZROS. ZROS absorbed PWE's assets and has dissolved it. By consolidating the technical experts of all of these companies, we believe that we are in a unique position to develop content and technology for new and emerging broadband platforms.

    We create proprietary technology and content-based intellectual property to advance the convergence of the Internet with television, wireless, and high-speed networks. Convergence is a result of the natural progression of digitization: the encoding, storage, and retrieval of information in the binary code of ones and zeros.

    The advent of the Internet has introduced new business models, knowledge sharing and personalization methods, forms of transacting commerce, means of remote collaboration, and efficiencies of scale. Television's assimilation into the digital framework forces all economic players to rethink their businesses and adapt to changing times. The resulting platform combines the energetic media-rich style of television with the up-to-the-millisecond connectivity of the Internet.

    Regardless of how convergence may continue to evolve over time, management believes that the anatomy of any new digital application is comprised of three key parts: content to attract and engage the audience participant, technology that empowers the content to interact and perform transactions, and services that extend the application. We refer to the model of these three constants as the "convergence triad."

    We operate three business divisions for each of the three distinct parts of the convergence triad. More importantly, the existence of these divisions establishes the groundwork for the propagation of end-to-end solutions, by us and by other developers, in which we strive to have ownership or revenue-participation in at least one-third of the total digital supply chain.

    As technologies advance and media opportunities emerge, we plan to continually leverage and fortify our library of triad building block assets. This strategy is designed to provide a wide base for sustained growth and market penetration that is far less susceptible to shifting market trends than comparable single-sided technology companies. It empowers us to participate in the revenue and equity streams of Internet businesses without becoming distracted from its core focus. We also plan a growth strategy through the acquisition of other companies and businesses that provide strategic value.

Recent Developments

    ZEROS & ONES TECHNOLOGIES—Creates and develops technologies that make content more powerful and brings it to new platforms, such as IP-based broadband, wireless handheld devices digital television, video-on-demand, and the Internet.

Motion Video Optimization and Image Compression Holdings

    We are extremely enthusiastic about the progress in the development of our image compression holdings. Recent tests indicate that our proprietary technology has been shown to yield a compression ratio that is superior to MPEG2 (the current leading standard) while maintaining a similar level of output image quality. We intend to scale up resources in order to rapidly accelerate time-to-market for this product. We have accelerated all patenting initiatives surrounding our motion video optimization and image compression holdings.

Stereoscopic 3D Video Holdings

    In February of 2001, we successfully filed formal applications with the United States Patent and Trademark Office ("USPTO") covering its Rotating Binocular Lens System for 3D video broadcasts and for associated controller software. We had filed provisional applications for these technologies in February of 2000. The 3D video system is an outgrowth of our research and development activity, which is focused on the introduction of enabling technologies for both emerging and existing broadcast platforms.

Acquired Inventions

    We recently entered into an assignment agreement with an affiliate granting us 100% outright ownership of 74 new inventions in areas, which include, but are not limited to, Wireless Data Error Correction, Video-to-Vector Conversion, Noise Reduction, and Image Recognition. We believe that the terms of the agreement were favorable and expects these new acquisitions to add significant value to our patent portfolio. Said inventions are currently in the documentation phase in preparation for filing provisional patents. For the purpose of protecting the confidentiality of these inventions to maximize our patent rights, public statements concerning these proprietary technologies will be issued only after provisional patents have been filed with the USPTO.

    We are continuing to prospect for other such acquirable technology holdings to assist in building an aggressive patent portfolio as directed by the "Acres of Diamonds" Patent Initiative, enacted by the Office of the Chairman in November of 2000, and designed with the intent to significantly bolster shareholder value through the ownership of licensable technology-based intangible assets.

    ZEROS & ONES ENTERTAINMENT  Creates original and branded content for next-generation channels and for traditional media.

Paul Frank's Julius & Friends™

    On January 24, 2001, we previewed our Sundance-nominated "Paul Frank's Julius & Friends™" content property to an esteemed audience of industry figures at the National Association of Television Production Executives (NATPE) conference. During the event, we took meetings with numerous high-profile television companies to explore offline and wireless opportunities for Julius & Friends™ and introduce them to other developments on the production slate at Zeros & Ones Entertainment.

    We completed 26 episodic deliverables to Mondo Media as per an existing agreement pursuant to which Mondo Media will syndicate our content. Mondo Media (www.mondomedia.com), which is privately held, is the Internet's leading syndicate of entertainment content with distribution partners that include the most recognized names on the Internet: Netscape Netcenter, Lycos, Shockwave.com, WarnerBros.com, and Excite@Home, NBCi, UGO, iCast, The Washington Post Online, Real Networks, and others. Mondo Media presents its renowned "Mondo Mini Shows" through its powerful distribution network to an audience of millions of fans and animation enthusiasts.

Other Branded Content

    We are also exploring opportunities to replicate the success of the media rights transaction with Paul Frank Industries with other noteworthy or up-and-coming brands, which we regard as presently undervalued.

Original Content

    We have developed concepts for several original productions. We are currently exploring opportunities for those properties with multiple parties.

    ZEROS & ONES STUDIOS—Provides software coding and animation production services to content and technology developers.

Pearson Television

    In January of 2001, we were engaged by Pearson Television to provide work-for-hire software coding and animation production services for more than one of its game show related properties. Pearson, which owns the largest selection of game show formats in the world including "Family Feud," "Card Sharks," and "The Price is Right," is also the largest producer of serial dramas and makes a wide range of entertainment programs, including situation comedies, children's animation and action adventures.

    Pearson Television is Britain's only truly global television producer, with over 160 programs currently in production in almost 35 countries around the world, library sales to over 100 territories and turnover of over £350 million in 1999.

    The developments and details of the aforementioned projects with us are currently confidential in nature.

Electronic Arts

    On March 20, 2001, our strategic partner, WildTangent, Inc., and we unveiled two gamelets produced under contract for publicly-held Electronic Arts, Inc. (NASDAQ: ERTS), known as the largest game software publisher in the world. The titles will be demonstrated at the Game Developers Conference ("GDC"), an independent forum in which game development professionals from around the world have gathered for the last 15 years to share ideas and build the skills essential to creating the next generation of interactive entertainment.

    Throughout 1999 and 2000, ZROS developed a series of fully interactive high quality 3D games that run totally inside a web browser. WildTangent developed the enabling technology which features support for 3D hardware acceleration, integration of DirectX (a Microsoft technology, which WildTangent founder, Alex St. John, is credited to have invented that is also the core of Microsoft's planned X-Box game console system intended to aggressively compete with Sony's Playstation 2 product), full-screen capabilities, and support for joystick controls—all within a web browser.

    Also used on the games developed for Electronic Arts was our own "HuMotion" digital human process, which we believe is an industry first in the translation of actual human motion onto live rendered three-dimensional figures within a web page.

  Zeros & Ones Technologies, Inc.

    In September 2001, we formed a wholly owned private subsidiary called Zeros & Ones Technologies, Inc. to which we assigned all right, title, and interest to our MC-10 technology and associated technologies. On September 24, 2001, 10% of the issued and outstanding common stock of Zeros & Ones Technologies, Inc. was allocated directly to the shareholders of record of ZROS.

Parent Company's Strategic Relationships

ICTV, Inc.

    One of our most notable relationships is with privately-held ICTV. On December 5, 2000, both companies announced the escalation of their strategic relationship, which had been initiated at the beginning of 2000. A Letter of Intent was signed as part of the escalation plan whereas the two companies promote each other's capabilities and products to their respective customers and also calls for Zeros & Ones and ICTV to partner in joint projects directed at the interactive and broadband television market.

    ICTV supplies world-leading communications and Interactive TV ("ITV") infrastructure solutions to network operators. Our digital ITV delivery platform provides cable operators with a head-end solution that enables delivery of broadband Internet, e-mail, and Interactive TV applications to any digital set top device.

    ICTV's TV browser, which can be used to support Walled Garden or Open Internet Access applications, is the only open TV browser capable of supporting diverse sources and types of broadband, streaming media. The TV browser is uniquely capable of supporting a large selection of rich media plug-ins such as RealNetworks' RealPlayer, Apple's QuickTime, Macromedia's Flash and Shockwave, and Microsoft's Windows Media Player within a television interface.

    Any application running on the ICTV platform can run on any digital set top box. The system does not require any sort of middleware application in the set top. Employing a patented frequency reuse solution, ICTV is fully scalable on any two-way HFC cable system.

    Investors and strategic partners of ICTV include ACTV (Nasdaq:IATV), Adelphia (Nasdaq:ADLAC), Cox (NYSE:COX), Lauder Partners, Liberty Digital (Nasdaq:LDIG), Motorola (NYSE:MOT), OpenTV (Nasdaq:OPTV), Shaw Communications (NYSE:SJR and TSE:SJR.B), and Gemstar—TV Guide (Nasdaq:GMST).

    We believe that ICTV's positioning with network operators coupled with joint strategic initiatives advance us for greater market penetration. Both companies are exploring ways to offer end-to-end solutions for its shared existing and prospective client base.

Microsoft Corporation

    We recently entered into a mutual non-disclosure confidentiality agreement with Microsoft Corporation whereas Microsoft intends to disclose confidential strategic plans and developmental tools to us for enhanced and interactive television. As a result of this agreement, and associated consideration, we are now officially recognized by Microsoft as an authorized Microsoft TV Content Developer.

    The developments and details of the aforementioned with us are currently confidential in nature.

WildTangent, Inc.

    ZROS and WildTangent are currently exploring new ways to expand their existing strategic relationship. WildTangent creates enabling technology to build richer, more exciting Internet experiences by blending 3D graphics, sound, animation and interactivity using the WildTangent Web Driver™. We have ahead-of-general-release access to advanced code from WildTangent such as their "virtual bandwidth" technology and "updater" technology.

    Founded by former Microsoft Evangelist and DirectX creator Alex St. John, and Cambridge mathematician Jeremy Kenyon, WildTangent serves as an excellent partner for both our content-oriented and technology-oriented initiatives.

Macromedia Corporation

    In December of 2000, we became a full active member of the Macromedia Flash Advertising Alliance (MFAA), which was built to create, educate and proliferate rich media solutions for Macromedia Flash-based advertisements. We believe this relationship will provide the necessary inroads in the new field of rich media advertising, which is geared to next-generation online and ITV marketing.

    The MFAA is a group of leaders in the advertising sector who meet quarterly to:

    Reduce costs associated with rich media advertising

    •
    Get "rich media" campaigns online faster

    •
    Create ads that receive higher click-through performance, brand recognition, and consumer loyalty

    •
    Increase revenue

    The MFAA produces best practice solutions that will directly benefit each sector in the online advertising market: agencies, ad serving networks, site publishers, and technology vendors. Members of this select group receive:

    •
    First look at opportunities at product advancements

    •
    Ability to present their company to MFAA members

    •
    One-to-one relationships with Macromedia product managers

    •
    Collaborative press opportunities

    In addition to the quarterly meetings, MFAA members will participate in testing and review of new technologies from Macromedia before they are released to the general public.

    We continue to combine and integrate its acquired subsidiaries, including key individuals, strategic relationships, software source code, proprietary technology, intellectual property, fixed assets, intangible assets, and other holdings into the unified brand name of Zeros & Ones, Inc. and re-branding them into Zeros & Ones Technologies, Zeros & Ones Entertainment, and Zeros & Ones Studios.

Competition—Compression and 3D Technology

    The markets for our digital video compression algorithm called MC-10 (Media Compression times 10) and 3D technology are still in their infancy. Formidable competition in digital video compression products and 3D technology exists and may intensify in the future. Such competitors are technology companies that utilize MPEG2 compression technology (the current leading standard) and other companies involved in the entertainment industry. Most, if not all, of these present and future competitors do and will likely have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial, technical, and marketing resources than ZROS. We believe that the principal factors affecting competition in these proposed markets include name recognition, ability to develop exciting products that appeal to customers, ability to enhance our MC-10 and 3D technologies, ability to develop, market, and license efficiently, ability to respond to changing customer needs, and ease of use. We cannot assure that we will be able to compete successfully in our business in the future, or that future competition will not have a material adverse effect on our business, operating results, and financial condition.

Competition—Programming Production Services

    The entertainment service and post production industry is intensely competitive. Our existing ZROS Studio Division and Entertainment Division compete with several other facilities that have access to some of the same advanced digital production technology and equipment as ZROS. Our competitors in this field presently have substantial competitive advantages over us, including existing customers and greater financial resources than ZROS. We cannot assure that we will successfully compete for the business of program producers. We expect to encounter pressure to maintain modest prices for our services because of the competition, which could adversely affect our financial condition and results of operations.

    We also expect to encounter fierce competition in the planned production and marketing of any projects. Due to the rapid growth of technology, shifting consumer tastes, and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of our projects or programs.

Government Regulation—Entertainment Programming

    The Federal Communications Commission (the "FCC") regulates the television industry and has established certain standards regarding the dedication of time to programming for children. Domestic regulation by the FCC may impact the content and frequency of exhibition of our entertainment programming in the United States, if we produce such programming for television on the Internet.

    In 1994, the United States was unable to reach agreement with its major international trading partners to include audiovisual works, such as television programs and motion pictures, under the terms of the General Agreement on Trade and Tariffs Treaty ("GATT"). The failure to include audiovisual works under GATT allows many countries (including members of the European Union, which consists of Belgium, Denmark, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, the Netherlands, Portugal and the United Kingdom) to continue enforcing quotas that restrict the amount of American programming which may be aired on television in such countries. The Council of Europe has adopted a directive requiring all member states of the European Union to enact laws specifying that broadcasters must reserve a majority of their transmission time (exclusive of news, sports, game shows and advertising) for European works. The directive does not itself constitute law, but must be implemented by appropriate legislation in each member country. In addition, France requires that original French programming constitute a required portion of all programming aired on French television. These quotas generally apply only to television programming and not to theatrical exhibition of motion pictures. We cannot assure that additional or more restrictive television quotas will not be enacted or that countries with existing quotas will not more strictly enforce such quotas. Additional or more restrictive quotas or more stringent enforcement of existing quotas could materially and adversely affect our business by limiting our ability to fully exploit the programs (if any) internationally and, consequently, to further finance the programs, if necessary.

Employees

    We currently have six full time employees, one part time employee, and also retain a few independent contractors on an as needed basis. The employees include three executive officers.

Trademarks

    We have not been issued any registered trademarks for our "Zeros & Ones, "LiveCast 3D," or "HuMotion" trade names, nor have we been issued registered trademarks or tradenames for our products and services. We plan to file trademark and tradename applications with the United States Office of Patents and Trademarks for its proposed tradenames and trademarks. We cannot assure that we will be successful in obtaining any trademarks, or that the trademarks, if obtained, will afford us any protection or competitive advantages.

Seasonality

    Our operations are not expected to be affected by seasonal fluctuations, although our cash flow may be affected by fluctuations in the timing of cash receipts from our customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

    The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve risks and uncertainties. ZROS' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" beginning on page 6 and elsewhere in this Prospectus.

Current Overview

    Our efforts to rapidly accelerate development of our video compression holdings appear to be providing the most propulsion to achieving the goals established by Management. Substantial interest has been generated since MC-10's capabilities have been made public knowledge. As a result, we are now actively engaged in dialogue with various strategic and non-strategic sources with discussions about funding, licensing, and integration of MC-10 technology and related inventions such as its BetterThanSource image filtering system. Further integration of the individual processes inside MC-10 is expected to further improve performance.

    Based on previously reported analysis of the market landscape, we are dedicating and concentrating our efforts chiefly on the areas that are anticipated to provide the most significant penetration opportunities and streamlining other aspects of the operation for the time being. MC-10 and its related technologies are flagships that are anticipated to lead the way for the other innovations owned and developed by ZROS. Management believes MC-10 provides the most substantial inroad currently at hand for creating significant deal flow with outside parties.

    The opportunity is expanding, according to a study from Jupiter Research. From the start of 1999 to the end of 2000, the number of United States. Households with broadband connections had more than tripled from 1.8 million to 4.8 million. Estimates from industry sources predict that 2001 year-end tallies will be in the neighborhood of over 10 million. A similar explosion of bandwidth is happening in non-U.S. consumer concentrations such as Europe and Asia. We have made progress in its strategic discussions to expand our global footprint, with particular interest and activity in the United Kingdom.

    We are presently engaged in a transitional period designed to ready us for a next stage of capital infusion. As such, all initiatives have been focused on committing resources almost exclusively to the following: 1) technologies that are at or near the point of readiness to be having strategic talks with outside parties; MC-10 being at the top of the list, 2) intellectual property that is at or near the point of readiness to begin distribution, and 3) production projects that can be done with contract hires that are fully covered by the revenue of that project. In other words, the Studios group's policy will be to only perform work that is fully profitable on its own.

    Achieving that focus with effectiveness includes, but is not limited to, continued infrastructure cost reductions, creation of revenue-oriented lines of business, elimination of dormant or under performing lines of business, increased internal controls, streamlining of procedures for assessing specific performance, and use of a vastly optimized model for deal flow with clientele. Some staff positions have been replaced by per-project contractor hires that are supported by matching revenue. In some instances, former employees have been engaged on a per-project basis. Additionally, some individuals have taken reductions in pay, trimmed their hours, or entered into new agreements where their services are engaged without contributing to the current cash burn rate.

    We believe taking these cost reduction measures can be expected to provide the means to allow several pivotal steps, already defined, related to funding and revenue to be completed.

Zeros & Ones Technologies

    We believe that our technological developments represent the most significant aspect of current and future shareholder value. For that reason, we are developing our plans around fortifying those developments and accelerating their time to market.

    Enacted by the Office of the Chairman in November of 2000, the "Acres of Diamonds" Patent Initiative is a directive from Management to concentrate its energies on building technologies and rolling them out using the following four-part model for dissemination: 1) Invent/Acquire, 2) Develop/Evolve, 3) Patent/Protect, and 4) License/Deploy/Spin-Off. As stated above, MC-10 and its related technologies are flagships that are anticipated to lead the way for the other innovations owned and developed by ZROS.

    We now own more than seventy-five (75) inventions, which include, but are not limited to, Motion Video Compression, Image Compression, Visual Noise Reduction, Stereoscopic 3D, Wireless Data Error Correction, Video-to-Vector Conversion, T-commerce processing, and Image Recognition. For the purpose of protecting the confidentiality of these inventions to maximize our patent rights, public statements concerning these proprietary technologies will be issued only after provisional patent applications have been filed with the United States Patent and Trademark Office ("USPTO").

Zeros & Ones Entertainment

    Zeros & Ones Entertainment is developing new entertainment properties under the creative direction of David Zweig, who has worked with and for us for an approximate cumulative of two years. By special mutual agreement, Mr. Zweig's services do not directly contribute to our current cash burn rate. These developments continue to build on our ownership of original intellectual property.

    We have successfully delivered all episodes promised to Mondo Media as per an existing agreement whereas Mondo Media will syndicate our content. Mondo Media (www.mondomedia.com), which is privately held, is the Internet's leading syndicate of entertainment content with distribution partners that include the most recognized names on the Internet: Netscape Netcenter, Lycos, Shockwave.com, WarnerBros.com, and Excite@Home, NBCi, UGO, iCast, The Washington Post Online, Real Networks, and others. Mondo Media presents its "Mondo Mini Shows" through its powerful distribution network to an audience of millions of fans and animation enthusiasts.

Zeros & Ones Studios

    Zeros & Ones Studios has begun to establish its new brand in the market and is continuing to actively solicit its services, such as "transmedia" animation, online game development, and T-commerce solutions. The focus for Studios now is total profitability. Most every expense of this group must be directly supported by revenue.

    We believe one of the most compelling features of Zeros & Ones Studios is its "transmedia" process, which allows designers to create vector-based animations that can be authored once but published at the highest possible native resolution for multiple platforms including web, television, print, HDTV, and film—again, all from a single digital source.

    Clients that have used these services include but are not limited to, Pearson Television, Electronic Arts, NLSI, and Zeros & Ones Entertainment (in cooperation with Mondo Media).

Strategic Relationships

  Microsoft Corporation

    We continue our expanded support of Microsoft-based enabling solutions for ITV and anticipate additional activity on this front that will be disclosed publicly at the appropriate time, and in coordination with the management of Microsoft Corporation.

    We recently entered into a mutual non-disclosure confidentiality agreement with Microsoft Corporation pursuant to which Microsoft has disclosed and will continue to disclose confidential strategic plans and developmental tools to us for enhanced and interactive television. As a result of this agreement, and associated consideration, we are now officially recognized by Microsoft as an authorized Microsoft TV Content Developer, in addition to its other distinctions. The developments and details of the aforementioned with us remain confidential in nature, at this time, but generally relate to.NET, Microsoft TV, and UltimateTV.

    Since.NET is aimed at accelerating this next generation of distributed computing, we see many opportunities for T-Commerce and ITV solutions that harness the power of.NET, including the repositioning of ZROS' own Z-Transact engine, originally intended for e-commerce applications, as a.NET T-commerce software service.

  ICTV, Inc.

    ICTV continues to be a key partner for our efforts to be a prominent participant in the ITV and convergence phenomenon. We have had numerous recent strategic conversations, under the auspices of our existing mutual non-disclosure agreement, about internal developments and projected short-term objectives at Zeros & Ones Technologies.

    On December 5, 2000, both companies announced the escalation of their strategic relationship, which had been initiated at the beginning of 2000. A Letter of Intent was signed as part of the escalation plan whereas the two companies promote each other's capabilities and products to their respective customers and also calls for ZROS and ICTV to partner in joint projects directed at the interactive and broadband television market.

    ICTV supplies world-leading communications and Interactive TV ("ITV") infrastructure solutions to network operators. The company's digital ITV delivery platform provides cable operators with a head-end solution that enables delivery of broadband Internet, e-mail, and Interactive TV applications to any digital set top device.

    Any application running on the ICTV platform can run on any digital set top box. The system does not require any sort of middleware application in the set top. Employing a patented frequency reuse solution, ICTV is fully scalable on any two-way HFC cable system.

    Investors and strategic partners of ICTV include ACTV (Nasdaq:IATV), Adelphia (Nasdaq:ADLAC), Cox (NYSE:COX), Lauder Partners, Liberty Digital (Nasdaq:LDIG), Motorola (NYSE:MOT), OpenTV (Nasdaq:OPTV), Shaw Communications (NYSE:SJR and TSE:SJR.B), and Gemstar—TV Guide (Nasdaq:GMST).

  WildTangent, Inc.

    ZROS and WildTangent, Inc. have had numerous recent strategic conversations, under the auspices of our existing mutual non-disclosure agreement, about internal developments and projected short-term objectives at Zeros & Ones Technologies.

    WildTangent creates enabling technology to build richer, more exciting Internet experiences by blending 3D graphics, sound, animation and interactivity using the WildTangent Web Driver™. We have ahead-of-general-release access to advanced code from WildTangent such as their "virtual bandwidth" technology and "Updater" technology.

    Founded by former Microsoft Evangelist and DirectX creator Alex St. John, and Cambridge mathematician Jeremy Kenyon, WildTangent serves as a valued partner for both our content-oriented and technology-oriented initiatives.

Looking Forward

    ZROS now owns more intellectual property and proprietary technology than ever before and aims to continue to amass additional value for shareholders. Activity around its MC-10 holdings leads the way for the Company's next steps. The majority of our efforts are being directed at positioning MC-10 around short-term, medium-term, and long-term goals. Other aspects of the technology portfolio are expected to follow thereafter adopting the same model established by the "Acres of Diamonds" initiative.

    We continue to substantially reduce the monthly burn rate and accelerate timelines for projects that can contribute to our survivability and market position. Although we strongly believe tremendous progress has been made, additional capital and continued cost reducing measures will be required in order to ensure that it remains a going concern in the future. We anticipate that these streamlining steps will assist in the effort to sustain operations so that it can meet that corporate goal and to help see to it that the Company's offerings can intersect with meaningful opportunities that emerge.

    Management believes the tech sector is gradually resurging and that its technology holdings, particularly MC-10, are useful solutions that address pressing and timely needs by the satellite, interactive television, video-on-demand, and home video industries. By being conservative about expenses, focused on our strengths, and decisive about our initiatives, the Company anticipates that it will be able to survive and prosper.

Results of Operations for Fiscal Year Ended December 31, 2000 as Compared to Fiscal Year Ended December 31, 1999

    Our subsidiaries are primarily development stage companies with no revenue. Total revenue for the twelve month period ending December 31, 2000 increased by $513,122 to $805,004 from $291,882 in the prior year. Operating and administrative expenses increased by $2,722,769 during the twelve months ended December 31, 2000 to $4,453,004 from $1,730,235 in the prior year. The substantial increase in operating expenses in 2000 as compared to 1999 primarily reflects the costs adding more computer programmers, animators and other staff as well as the costs of integrating the subsidiaries with each other and with us. Operating costs are expected to exceed revenue in the foreseeable future as we (1) continue to integrate the businesses of the subsidiaries, (2) conduct research, development, prototype construction and marketing of our three dimensional television technology, digital video compression software, (3) continue to develop new properties for sale such as animated web-based and television shows and (4) to the extent additional funding becomes available, establish the digital media production center and acquires other companies. For the twelve months ended December 31, 2000, our consolidated net loss was $4,682,218 as compared to a consolidated net loss of $3,578,711 for the twelve months ended December 31, 1999.

Liquidity and Capital Resources

    We had consolidated net cash of $2,071,695 at December 31, 2000 as compared to net cash of $80,848 as of December 31, 1999. We had a net working capital surplus (i.e. the difference between current assets and current liabilities) of $1,817,617 at December 31, 2000 as compared to a working capital deficit of $533,612 at December 31, 1999. Cash flow used for operating activities increased from $1,374,123 during the twelve months ended December 31, 1999 to $3,663,321 during the twelve months ended December 31, 2000. The substantial increase in cash flow utilized for operating activities in 2000 as compared to 1999 is due to an increase in staffing needs as projects were put into full development, as well as the added infrastructure necessary to support additional staff. Cash used for investing activities decreased from $1,711,475 during the twelve months ended December 31, 1999 to $1,133,552 during the twelve months ended December 31, 2000. Cash provided by financing activities increased from $3,046,011 during the twelve months ended December 31, 1999 to $6,787,720 during the twelve months ended December 31, 2000. Since July 1999, our capital needs have primarily been met from the proceeds of (i) capital realized through the acquisition of PWE, including the exercise of outstanding PWE warrants at an exercise price of $1.00 per share, (ii) project based revenue from companies including McGraw Hill, Electronic Arts, National Legal Services, Mondo Media, and The Tech Museum of Innovation, and (iii) a private placement of common stock made by us in the first quarter of FY2000 which has raised gross proceeds of approximately $8,100,000.

    We will have additional capital requirements during 2000 and 2001 if we continue with our plan of acquisition and incubation of new companies and projects. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits which are expected to continue until our Studios Division and Entertainment Division work grows in volume, if such growth is achieved.

Results of Operations for the Six Month Period Ended June 30, 2001 as Compared to the Six Month Period Ended June 30, 2000

    Total revenue for the six-month period ending June 30, 2001 was $301,253 as compared to $367,034 for the six-month period ending June 30, 2000. The decrease in revenue is due to our moving away from website development, combined with shifting the Company's concentration on the development of its technology versus work-for-hire projects. General and administrative expenses increased to $2,506,421 during the six months ended June 30, 2001 as compared to $1,827,410 during the six months ended June 30, 2000. The increase in operating expenses in 2001 as compared to 2000 primarily reflects the costs of adding more computer programmers, animators and other staff during the first half of the period. Operating costs are expected to exceed revenue in the foreseeable future as we (1) continue to acquire new technology rights when the opportunities arise, (2) continue the development of the digital video compression software, and (3) continue to develop new properties for sale as web-based shows and television shows. For the six months ended June 30, 2001, our consolidated net loss was $2,436,844 as compared to a consolidated net loss of $1,469,011 for the six months ended June 30, 2000.

Liquidity and Capital Resources

    We had combined net cash of $272,301 at June 30, 2001 as compared to net cash of $2,071,695 as of December 31 2000. We had a net working capital surplus (i.e. the difference between current assets and current liabilities) of $449,291 at June 30, 2001 as compared to a working capital surplus of $1,817,617 at December 31, 2000. Cash flow utilized for operating activities was $1,767,008 for the six months ended June 30, 2001 as compared to cash utilized for operating activities of $1,255,625 during the six months ended June 30, 2000. The increase of cash utilized in operating activities is due to an increase in staffing as compared to the previous year and a reduction in revenues as compared to the first six months of 2000. Cash provided by investing activities was $1,047 during the six months ended June 30, 2001 as compared to cash utilized by investing activities of $729,260 during the six months ended June 30, 2000. Cash utilized for financing activities was $33,433 during the six months ended June 30, 2001 as compared to cash provided by financing activities of $6,884,229 during the six months ended June 30, 2000. For the six months ended June 30, 2001, our capital needs have primarily been met from the remaining proceeds of a private placement of common stock and warrants made by us in 2000, which raised gross proceeds of approximately $8,100,000.

    ZROS will need to obtain an additional $2 million in operating capital to permit continuing operations through December 2001. Should ZROS fail to raise additional capital or generate any new revenue, it appears that ZROIS will nonetheless be able to operate through August 2001. ZROS has not received the necessary capital infusion and therefore does not have adequate capital to continue operations beyond the end of August 2001. ZROS is in continuing discussions to obtain additional capital or financing to enable ZROS to continue its MC-10 project and the other business that it is conducting. We cannot assure that we will obtain the additional working capital that we need.

    ZROS will have additional capital requirements during 2001 and 2002 as it develops the business model. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We currently continue to incur operating deficits which are expected to continue until our business model is fully developed.

DESCRIPTION OF PROPERTY

    The Company does not own any real property. We have been leasing approximately 7,000 square feet of office space at 1714 16th Street, Santa Monica, California 90404. The space was retained pursuant to an operating lease at a base rental rate of $20,000 per month subject to yearly increases. The Company has also been responsible for all operating expenses of the building, power, water, property taxes and insurance. We have successfully negotiated to terminate the lease on October 31, 2001, at which point we expect to receive the balance of our security deposit ($40,000). On November 1, 2001, we will be moving to approximately 3,200 square feet of office space at 11611 San Vicente Boulevard, Los Angeles, California 90049. The space will be leased at the rental rate of $6,000 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In December 2000, ZROS entered into a six-month consulting agreement with William Burnsed, a director of ZROS, to provide business development services and conduct market studies in connection with the formulation of the Advanced Media Production Center ("AMPC") project. The total value of this transaction amounted to $78,000. This agreement was mutually terminated after four months in April 2001, thereby bringing the total expenditure on this agreement to $52,000.

    In December 2000, ZROS entered into an assignment agreement with Bernie Butler-Smith, Director and Vice President of Advanced Imaging, granting ZROS 100% ownership in approximately 70 new inventions. ZROS agreed to pay a total of $20,000 with $15,000 paid in 2000 and $5,000 paid in January of 2001.

    On January 5, 2001, ZROS entered into an agreement with Shadoe Stevens, Inc. to create audio/video presentation material, provide global markets consultation, and provide promotional development services to ZROS for a total of $30,000, payable over a three-month period. Mr. Shadoe Stevens is also the Chairman and President of Rhythm Radio Group LLC, a company that has previously received a private investment by Holtz Holdings Corporation (an entity founded in 1999 whose sole shareholder is also ZROS' Chairman & Chief Executive Officer).

    In June 2001, ZROS entered into a services agreement with a former employee of ZROS, to provide animation/creative services, as needed, to ZROS in the capacity of Creative Director. ZROS is obligated to grant 60,000 stock options at an exercise price of $.15 per share under this agreement. Upon the execution of the agreement 20,000 options were fully vested. The remaining 40,000 options will vest at a rate of 10,000 options for each consecutive 30-day period, with all options being fully vested by October 2001.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Our Common Stock is traded on the OTC Bulletin Board under the symbol ZROS. The following table sets forth the range of high and low bid quotation per share for the Common Stock as reported by the OTC Bulletin Board during the calendar years indicated. The bid price reflects inter-dealer prices and does not include retail mark-up, markdown, or commission. We effected a three-for-one forward stock split that became effective on February 25, 2000. The following table does not give effect to such stock split except as indicated.

2001	High	Low
First quarter	$0.8438	$0.2188
Second quarter	$0.45	$0.16
Third quarter	$0.80	$0.15
Fourth quarter (through October 8, 2001)	$0.20	$0.15
2000	High	Low
First quarter(1)	$7.333	$6.250
Second quarter	$7.875	$2.750
Third quarter	$3.750	$1.000
Fourth quarter	$1.500	$0.1875
1999	High	Low
First quarter(1)	$3.250	$0.916
Second quarter(1)	$3.916	$2.166
Third quarter(1)	$3.380	$1.916
Fourth quarter(1)	$3.043	$1.250

(1)
Reflects the three-for-one forward stock split effective on February 25, 2000.

    The above quotations reflect inter-dealer prices, without retail markup, mark-down, or commission and may not necessarily represent actual transactions.

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the compensation paid or accrued by the Company to its executive officers for services rendered to ZROS during the fiscal years ended December 31, 2000 and 1999, respectively. No other executive officer received compensation in excess of $100,000 in any such year.

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year(6)	Salary	Bonus	Other Annual Compensation	Securities Underlying Options		All Other Compensation
Robert J. Holtz President, Chief Executive Officer, and Chief Financial Officer	2000	$222,282	—	—	—	(1)	$250,000	(2)
Bernie Butler-Smith Vice President of Advanced Imaging and Secretary	2000	$59,583	—	—	—	(3)	$20,000	(8)
Allen Crawford Vice President of Strategic Development	2000	$136,500	—	—	—	(4)	$49,964	(5)
William Burnsed Director	2000	—	—	—	—	(9)	$93,000	(7)

(1)
On June 11, 2001, Mr. Holtz was granted options to purchase an aggregate of 600,000 shares of Common Stock of the Company at an exercise price of $0.30 pursuant to our 2000 Stock Option Plan. These options vest according to the following vesting schedule: 50% upon grant and 50% on June 11, 2002. They are exercisable for a period of ten years from the date of grant. As of August 23, 2001, 300,000 options were vested. None of these options has been exercised.

(2)
In connection with our business combination with its wholly owned subsidiaries in July 1999, Mr. Holtz was issued 900,000 shares of the Company's common stock, 50,000 of which he conveyed, on behalf of ZROS, to Charles Overton in January 2000. Mr. Holtz was reimbursed $250,000 for this conveyance.

(3)
On June 11, 2001, Mr. Butler-Smith was granted options to purchase an aggregate of 300,000 shares of our Common Stock at an exercise price of $0.15 pursuant to our 2000 Stock Option Plan. These options vest according to the following vesting schedule: 50% upon grant and 50% on June 11, 2002. They are exercisable for a period of ten years from the date of grant. As of August 23, 2001, 150,000 options were vested. None of these options has been exercised.

(4)
On June 11, 2001, Mr. Crawford was granted options to purchase an aggregate of 750,000 shares of our Common Stock at an exercise price of $0.15 per share pursuant to our 2000 Stock Option Plan. These options vest according to the following vesting schedule: 50% upon grant and 50% on June 11, 2002. They are exercisable for a period of ten years from the date of grant. As of August 23, 2001, 375,000 options were vested. None of these options has been exercised.

(5)
ZROS reimbursed Mr. Crawford this amount for expenditures he made to purchase our Common Stock.

(6)
In years prior to 2000 compensation to our executive officers was less than $100,000 for each individual and therefore is not shown.

(7)
During 2000, William Burnsed, a nonemployee director of ZROS, was paid a total of $93,000 as a consultant to ZROS. This consulting agreement providing for $13,000 per month of consulting fees for Mr. Burnsed commenced in June 2000 and ended on March 31, 2001.

(8)
See "Certain Relationships and Related Transactions."

(9)
On June 11, 2001, Mr. Burnsed was granted options to purchase an aggregate of 300,000 shares of our Common Stock at an exercise price of $0.30 pursuant to our 2000 Stock Option Plan. These options vest according to the following vesting schedule: 50% upon grant and 50% on June 11, 2002. They are exercisable for a period of ten years from the date of grant. As of August 23, 2001, 300,000 options were vested. None of these options has been exercised.

LEGAL MATTERS

    The validity of the issuance of the Shares of Common Stock offered by this Prospectus will be passed upon for ZROS by Richardson & Associates, Santa Monica, California.

EXPERTS

Accountants

    The financial statements as of and for the twelve month periods ending December 31, 2000 and December 31, 1999 are included in this Prospectus and Registration Statement in reliance on the report of Stonefield Josephson, Inc., independent certified accountants, given on the authority of said firm as experts in auditing and accounting.

Transfer Agent and Registrar

    U.S. Stock Transfer Corporation in Glendale, California is ZROS' Transfer Agent and Registrar.

GLOSSARY

Commission	The Securities and Exchange Commission
FCC	The Federal Communications Commission
GATT	General Agreement on Trade and Tariffs Treaty
GDC	Game Developers Conference
ITV	Interactive Television
MFAA	Macromedia Flash Advertising Alliance
MC-10	Media Compression times 10
NASD	The National Association of Securities Dealers
NASDAQ	The National Automated Dealer Quotation System operated by the NASDAQ Stock Market, Inc.
NASDAQ Small Cap Market	An interdealer quotation system for smaller companies operated by NASDAQ
Offering	The offering of Shares by the Selling Securityholder under this Prospectus and registered under our Registration Statement
Prospectus	This document
PVR	The Personal Video Recorder
PWE	Pillar West Entertainment, Inc.
Registration Statement	Our registration statement on the Form SB-2 filed with the SEC as of the date of this prospectus, which includes exhibits and other information that is not included in this prospectus
SEC	The Securities and Exchange Commission
Securities Act	The Securities Act of 1933, as amended
Transfer Agent	U.S. Stock Transfer Corporation
USPTO	The United States Patent and Trademark Office
VOD	Video-on-demand
"We"	Zeros & Ones, Inc.

ZOI	Zeros & Ones, Inc. a Delaware corporation
ZOI Plan	The Plan of Reorganization and Asset Purchase Agreement effective July 1, 1999 between ZROS and ZOI
"ZROS"	Zeros & Ones, Inc.

ADDITIONAL INFORMATION

    ZROS has filed a registration statement on Form SB-2 (the "Registration Statement") with the Commission under the Securities Act in respect of the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to ZROS and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and Financial Statements and Notes thereto filed as a part thereof. All material provisions of all documents are summarized in this Prospectus. Copies of the Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. The Commission's Internet address is www.sec.gov.

    We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

ZEROS & ONES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

F–1

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

June 30, 2001
ASSETS
Current assets:
Cash	$272,301
Trade accounts receivable-net of allowance for doubtful accounts	82,753
Employee advances-related party	43,250
Prepaid expenses and other receivables	36,899

Total current assets	435,203
Property and equipment, net of accumulated depreciation and amortization	636,287
Intangible assets, net of accumulated amortization	142,504
Other assets:
Other assets	128,790

$1,342,784

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$223,241
Accrued payroll and vacation	25,064
Deferred rent	158,384
Deferred stock option compensation	380,300
Unearned revenue	30,000
Current portion of obligations under capitalized leases	67,505

Total current liabilities	884,494
Long-term liabilities:
Obligations under capitalized leases, less current maturities	21,333

Total liabilities	905,827

Stockholders' equity:
Preferred stock, $.001 par value 2,000,000 shares authorized, 0 shares issued and outstanding	—
Common stock, $.001 par value 100,000,000 shares authorized, 23,901,858 shares issued and outstanding	23,902
Paid-in capital	17,228,482
Accumulated deficit during development stage	(16,815,427)

Total stockholders' equity	436,957

$1,342,784

See accompanying notes to condensed consolidated financial statements.

F–2

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
					From inception to June 30, 2001 (See note 2)
	2001	2000	2001	2000
	(unaudited)	(unaudited)	(unaudited)	(unaudited )
Revenues	$139,200	$86,229	$301,253	$367,034	$1,929,478
Cost of sales	68,324	16,392	214,945	111,970	1,304,105

Gross profit	70,876	69,837	86,308	255,064	625,373

Loss on investment in related party	—	—	—	—	5,143,351
Bad debt from related party	—	89,800	—	89,800	573,469
Bad Debts Expense	—	—	—	—	234,639
Write-off of capitalized software costs	—	—	—	—	322,993
Research and development expense	29,903	—	55,101	—	55,102
General and administrative	1,348,095	1,209,195	2,506,421	1,827,410	11,179,545

Total expenses	1,377,998	1,298,995	2,561,522	1,917,210	17,509,099

Other income	8,443	193,135	38,370	193,135	309,695

Net (loss)	$(1,298,679)	$(1,036,023)	$(2,436,844)	$(1,469,011)	$(16,574,031)

Loss per share, basic and diluted	$(0.04)	$(0.04)	$(0.09)	$(0.07)

Average shares outstanding, basic and diluted	23,787,668	23,592,732	23,742,289	21,665,285

See accompanying notes to condensed consolidated financial statements.

F–3

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(Unaudited)

	Six months ended June 30, 2001	June 30, 2000	From inception to June 30, 2001
Cash flows provided by (used for) operating activities:
Net (loss)	$(2,436,844)	$(1,469,011)	$(16,574,031)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization expense	127,114	69,817	500,839
Stock issued for services	66,868	119,000	467,997
Bad debt-trade accounts receivable	—	—	628,508
Bad debt from stockholder	—	89,800	179,600
Write off of software development costs	—	—	322,993
Loss on investment in related party	—	—	5,143,351
Write off of investment	—	—	50,000
Loss on retirement of property and equipment	6,861	—	6,861
Changes in assets and liabilities:
(Increase) decrease in assets:
Trade accounts receivable	17,247	(61,229)	(317,392)
Accounts receivable — stockholders	—	202,500	202,500
Due to and from related party	—	—	(339,869)
Employee advances-related party	1,250	—	(43,250)
Prepaid expenses	48,488	(181,194)	(58,499)
Gain from disposal of assets	779	—	779
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	57,384	82,192	191,599
Accrued officer salary	—	(107,500)	—
Accrued payroll and vacation	(50,991)	—	25,064
Deferred rent	45,692	—	158,384
Deferred stock option compensation	359,144	—	380,300
Unearned revenue	(10,000)	—	30,000

Total adjustments	333,900	213,386	7,193,829

Net cash provided by (used for) operating activities	(1,767,008)	(1,255,625)	(9,044,266)

Cash flows provided by (used for) investing activities:
Acquisition of property and equipment	(6,027)	(276,268)	(736,551)
Proceeds from disposal of property and equipment	4,675	—	4,675
Acquisition of goodwill	—	—	(120,000)
Acquisition of intellectual property	(5,000)	—	(5,000)
Investment in related party	—	—	(5,143,351)
Increase in software development costs	—	(322,993)	(322,993)
Other assets	7,399	(129,999)	(145,164)

Net cash provided by (used for) investing activities	1,047	(729,260)	(6,468,384)

Cash flows provided by (used for) financing activities:
Proceeds from line of credit	—	—	10,919
Proceeds on notes payable — stockholders	—	—	330,000

F–4

Proceeds from issuance of warrants and private placements	—	7,276,456	7,486,368
Proceeds from issuance of common stock	—	—	259,078
Payments on obligations under capitalized leases	(33,433)	(23,083)	(109,091)
Payment on notes payable—stockholders	—	(270,725)	(330,000)
Payment on notes payable—goodwill	—	(87,500)	(87,500)
Payment on line of credit	—	(10,919)	(10,919)
Issuance of preferred stock	—	—	8,573,084
Dividends distributed	—	—	(232,988)
Draws by proprietor	—	—	(104,000)

Net cash provided by financing activites	(33,433)	6,884,229	15,784,951

Net increase (decrease) in cash	(1,799,394)	4,899,344	272,301
Cash, beginning of period	2,071,695	80,849	—

Cash, end of period	$272,301	$4,980,193	$272,301

Supplemental disclosure of cash flow information:
Interest paid	$5,894	$10,468	$34,710

Income taxes paid	$5,600	$—	$16,909

Supplemental schedule of non-cash investing and financing activities:
Acquisition of fixed assets under capitalized leases	$—	$100,099	$298,030

Stock issued for services	$66,868	$119,000	$467,997

Stock issued for deferred offering cost	$—	$—	$258,000

Issuance of common stock for equipment	$—	$—	$161,839

Issuance of common stock for accounts receivable	$—	$—	$292,300

Issuance of common stock for accounts payable	$—	$—	$(5,459)

Notes payable issuance for goodwill	$—	$—	$87,500

See accompanying notes to condensed consolidated financial statements.

F–5

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2001
(Unaudited)

	Common Stock		Preferred Stock			Accumulated Deficit During Development Stage
	Number of Shares	Par Value $.001	Number of Shares	Amount	Additional Paid in Capital		Total
Balance at January 1, 2001	23,695,190	$23,695	—	$—	$17,161,821	$(14,378,583)	$2,806,933
Shares issued for services	33,410	33	—	—	14,093	—	14,126
Net loss for the three months ended March 31, 2001 (unaudited)						(1,138,165)	(1,138,165)

Balance at March 31, 2001 (unaudited)	23,728,600	$23,728	—	$—	$17,175,914	$(15,516,748)	$1,682,894
Shares issued for services	90,000	90			24,173		24,263
Shares issued for employee compensation	3,000	3			1,425		1,428
Exercise of warrants	80,258	81			24,570		24,651
Options granted for services					2,400		2,400
Net loss for the three months ended June 30, 2001 (unaudited)						(1,298,679)	(1,298,679)

Balance at June 30, 2001 (unaudited)	23,901,858	$23,902	$—	$—	$17,228,482	$(16,815,427)	$436,957

See accompanying notes to condensed consolidated financial statements.

F–6

ZEROS & ONES, INC. AND SUBSIDARIES (A DEVELOPMENT STAGE ENTERISE) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2001 (Unaudited)

(1)  INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited condensed consolidated financial statements of Zeros & Ones, Inc. and its subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements included in this quarterly report reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of its financial position at the dates presented and the Company's results of operations and cash flows for the periods presented. The Company's interim results are not necessarily indicative of the results to be expected for the entire year. The financial information contained herein should be read in conjunction with the Company's audited financial statements included in its Form 10-KSB for the year ended December 31, 2000.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Activity:

    The Company creates proprietary technology and content-based intellectual property to advance the convergence of the Internet with television, wireless and high-speed networks. In addition to fees generated from development of software, content, and other technology products, the Company may also, from time to time, receive royalty income from sales of certain software products developed for others.

  Going Concern:

    The Company's unaudited condensed consolidated financial statements for the six months ended June 30, 2001 have been prepared on a going concern basis that contemplates the realization of assets and the settlement of both liabilities and commitments in the normal course of business. The Company expects to incur substantial expenditures until it is able to fully develop its business model. The Company's working capital plus limited revenue from its current operations do not presently provide sufficient funds for the Company's ongoing operations.

    Management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include obtaining funding from strategic sources. The Company will need to obtain an additional $500,000 to $1 million in operating capital to permit continuing operations through December 2001. Although the Company has numerous initiatives intended to achieve that objective, market conditions are generally unfavorable at this time. Should the Company fail to raise additional capital or generate any new revenue, it appears that the Company will, in a scaled down form, be only able to operate through August 2001. The Company has not received the necessary capital infusion and therefore does not have adequate capital to continue operations beyond the end of August 2001. The Company is in continuing discussions to obtain additional capital or financing to enable the Company to continue its MC-10 project and the other business that it is conducting. There is no assurance that the Company will obtain the additional working capital that it needs. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F–7

  Development Stage Enterprise:

    The Company is a development stage enterprise company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." All losses accumulated since inception of Zeros & Ones, Inc. have been considered as part of the Company's development stage activities.

    The unaudited cumulative statements of operations and cash flows during the development stage consist of results from operations from various entities within the group. The date of inception of each entity within the group of companies comprising the parent and its wholly owned subsidiaries (collectively the "Group"). The date of inception of each entity within the Group varies with dates of inception ranging from January 19, 1996 to April 1, 1998. Information from dates of inception to December 31, 1997 and six months ended June 30, 2001 and 2000 are unaudited.

  Revenue Recognition:

    The Company generally recognizes sales under fixed-price-type contracts as deliveries are made or at the completion of contractual billing milestones that equate to the completion of a specific component of the contract.

  Principles of Consolidation:

    The condensed consolidated financial statements include the accounts of its wholly owned subsidiaries of Quantum Arts, Inc., EKO Corporation, Pillar West Entertainment, Inc. (PWE), Polygonal Research Corporation, KidVision, Inc. and Wood Ranch Technology Group, Inc. All significant intercompany transactions and balances have been eliminated.

  Net Loss Per Share:

    All per share data presented reflects the retroactive effect of the three-for-one stock split on February 25, 2000.

    For the six months ended June 30, 2001, the per share data is based on the weighted average number of common and common equivalent shares outstanding and are calculated in accordance with the Financial Accounting Standards Board (FASB) No. 128 and Staff Accounting Bulletin of Securities and Exchange Commission (SAB) No. 98 whereby common stock, options or warrants to purchase common stock or other potentially dilutive instruments issued for nominal consideration must be reflected in basic and diluted per share calculation for all periods in a manner similar to a stock split, even if anti-dilutive.

  Comprehensive Income:

    Comprehensive loss consists of net loss from operations only.

  Use of Estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F–8

(3)  ACCOUNTS RECEIVABLE FROM STOCKHOLDER

    In July 1999, the Company received $292,300 of accounts receivable from a stockholder as part of assets purchased in exchange for the Company's stock and accordingly, these accounts receivable from the stockholder are classified as contra account to stockholders' equity. As of March 31, 2000, services performed by the stockholder in the amount of $202,500 were used to offset a portion of the balance of the accounts receivable from the stockholder. As of June 30, 2000, the Company determined that the balance of the accounts receivable from the stockholder was uncollectible and, therefore, wrote off the balance.

(4)  WARRANTS AND OPTIONS OUTSTANDING

    As part of the Company's private placement in fiscal year 2000, 5,558,423 warrants with an exercise price of $1.83 per share, exercisable until December 31, 2002 were issued in fiscal year 2000. An additional 180,300 warrants exercisable until March 31, 2005 at a price of $1.83 per share, and 77,220 warrants exercisable until December 31, 2002 at a price of $1.83 per share were issued for services rendered in connection with this private placement, As of June 30, 2001, 5,635,643 warrants with an exercise price of $1.83 per share exercisable until December 31, 2002,180,300 warrants with an exercise price of $1.83 per share exercisable until March 31, 2005, and 740,658 warrants exercisable until December 31, 2002 at a price of $1 per share are outstanding.

    As part of an agreement for financial advisory services, 500,000 options were issued, of which 250,000 of these options have an exercise price of $0.15, and the remaining 250,000 options have an exercise price of $1.00. The options may be exercised immediately and will expire in June 2005. The fair value of these 500,000 options amounted to $86,250 and was recorded in the period ended June 30, 2001. In consideration for providing 200,000 free-trading shares on behalf of the Company to facilitate payment of a retainer for the financial advisory services, 300,000 warrants were granted to two shareholders. The expense recorded in the period ended June 30, 2001 for these 300,000 warrants was $60,000. These warrants can be exercised at no cost if the share price is above $0.20. In addition, 80,000 warrants issued in October 2000 with an exercise price of $1.00 were re-priced so that the warrants could be exercised at no cost if the share price is above $0.20. These 80,000 warrants were exercised prior to June 30, 2001 on a cashless basis.

(5)  STOCK COMPENSATION PLAN

    In July 2000, the Company's Board of Directors authorized the adoption of the 2000 Employee Stock Incentive Plan (the "Plan"). The Company's 2000 nonqualified stock option plan permits the grant of stock options to any employee or director of the Company. Under the terms of the plan, 4,500,000 shares are authorized for issuance upon exercise of options. Under the nonqualified plan, options have been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant and expire ten years after the grant date. Vesting is over a four-year period commencing with the employees' hire date, with portions of a grant becoming exercisable at one year after the vesting start date and then one-thirty-sixth (1/36) per month to complete the four year vesting.

    The Company has elected to apply APB Opinion No. 25 in accounting for the non-qualified stock option plan. The Company repriced all current employee stock options on June 11, 2001 to the market price of $0.15. The Company also granted additional 1,850,000 shares of options on June 11, 2001 to various officers and directors of the Company at exercise prices ranging from $.15 to $.30 per share, with 50% of options vested on June 30, 2001 and the balance of 50% to be vested on June 30, 2002. These options are now required to be accounted for as variable options under APB Opinion No. 25 and FASB Interpretation Number 44. Expense is recognized on variable stock options at the end of each fiscal period based on the difference between market price at that time and the option exercise

F–9

price over the vesting period of the options. The expense recorded for variable options for the period ended June 30, 2001 was $359,144.

(6)  EMPLOYEE RETIREMENT PLAN

    Effective January 1, 2001, the Company instituted a 401(k) Plan as a company benefit to the employees. There is no matching or contributions of any kind to the Plan by the Company.

(7)  LITIGATION

  Legal Proceedings:

    On August 14, 2000, a complaint was filed in the Superior Court for the State of California and for the County of Los Angeles in an action entitled ICU Security, Inc. v. Zeros & Ones, Inc., Robert Holtz, and Bernard Butler-Smith. The complaint alleges that trade secret information was improperly passed from Butler-Smith to the Company and Holtz. The complaint is seeking damages in the amount of $10,000,000. The Company and the individual defendants have filed multiple counterclaims against ICU Security, Inc. The named individual defendants and the Company deny any wrongdoing and intend to vigorously defend this action. Investigation into this matter has resulted in substantial defenses and the Company believes that the ultimate resolution of these claims will not have a material adverse effect on its business, financial position or results of operations. A court date has been set for October 2001.

    On October 30, 2000, Zeros & Ones, Inc. initiated litigation against the former Chief Executive Officer. The complaint, filed in Los Angeles Superior Court, alleges among other things, that in connection with Zeros & Ones' acquisition of Quantum Arts, Inc. in 1999 (of which the former Chief Executive Officer was represented as 100% owner and Chief Executive Officer), the former Chief Executive Officer intentionally or negligently misrepresented to the Company (i) his ownership interest in Quantum; and (ii) Quantum's ownership interest in certain stereoscopic 3D technology. The Company is seeking to rescind the transaction with Quantum and to recover significant monetary damages against the former Chief Executive Officer. A settlement was reached in July 2001. See the Subsequent Events footnote.

    On November 29, 2000, the former Chief Executive Officer filed a countersuit against the Company claiming approximately $900,000 in damages plus punitive damages. A settlement was reached in July 2001. See the Subsequent Events footnote.

(8)  SIGNIFICANT AGREEMENTS

    In October 2000, the company entered into an agreement with investment firm iBanc Group, Inc. ("iBanc") to assist the Company with raising additional capital and to provide investment banking services to the Company. This agreement was terminated after five months. The Company issued 33,330 restricted shares of the Company's common stock and 500,000 warrants with an exercise price of $1.50 that expired unexercised in April 2001. $9,164 was recorded in December 2000 and $4,958 was recorded in the first quarter of fiscal year 2001 for the fair value of restricted shares to be issued.

    In February 2001, the Company entered into an investment banking agreement. The agreement has a term of one year. For services rendered, the Company will issue 10,000 shares of the Company's restricted common stock each month the agreement is in force plus a 5% advisory fee of the gross proceeds of any funding or underwriting. The expense associated with the shares to be issued for February and March 2001 of $9,843 was recognized in the first quarter of fiscal year 2001. The expense associated with this agreement for the second quarter ended June 30, 2001 was $6,620.

    In March 2001, the Company entered into a stock promotion agreement with an investor relations firm with a one-month term. For these services the Company was to issue 60,000 shares of the

F–10

Company's restricted common stock and pay a fee of $5,000. The expense associated with these shares amounted to $24,935, and was recorded in the first quarter of fiscal year 2001. Due to non-performance, the 60,000 shares of the Company's restricted common stock will never be issued. The $24,935 expense recorded in the first quarter 2001 was reversed in the second quarter 2001.

    In April 2001, the Company entered into an investor relations agreement with a company that profiles public companies on its website to provide services for a term of three months. For these services, the Company issued 50,000 shares of the Company's restricted common stock. The expense associated with these shares amounted to $10,500, and was recorded in the three months ended June 30, 2001.

    In June 2001, the Company entered into a nonexclusive financial advisory agreement with a company to provide services for a term of six months. For these services, the consultant received a retainer of $46,000 in cash. In addition to the retainer fee, the Company issued options for 500,000 shares of the Company's restricted common stock. 250,000 options have an exercise price of $0.15, and 250,000 options have an exercise price of $1.00. The options may be exercised immediately and will expire in 48 months. The Company must include the shares underlying the options in a registration statement. The fair value of these 500,000 options amounted to $86,250 and was recorded in the period ended June 30, 2001.

    In June 2001, in consideration for providing free-trading shares on behalf of the Company the proceeds of the sale of which were used to pay the retainer fee to the financial advisor, and for other consulting services, the Company granted warrants for 300,000 shares of the Company's restricted common stock, that can be exercised at no cost if the share price is above $0.20, to two shareholders. The amount recorded as expense in the period ended June 30, 2001 for these 300,000 warrants was $60,000. In addition, the 80,000 warrants issued in October 2000 with an exercise price of $1.00 were re-priced so that the warrants could be exercised at no cost if the share price is above $0.20. These re-priced warrants were exercised prior to June 30, 2001 on a cashless basis.

Lease Commitments:

    In July 2000, the Company entered into an operating lease for its operating facility for $20,000 per month. The lease will expire June 2005, with an option to renew the lease for an additional five-year period. The Company is responsible for all operating expenses of the building, which includes property taxes and insurance. Under this lease, the Company was provided free rent for the first eight and one-half months. Rental expense is recognized on a straight-line basis over the term of the lease. Rental expense amounted to $122,692 for the six months ended June 30, 2001.

    Future minimum rental payments under this noncancelable lease are as follows:

Year Ending December 31,
2001	$120,000
2002	240,000
2003	240,000
2004	240,000
2005	120,000
Total	$960,000

(9)  OBLIGATIONS UNDER CAPITALIZED LEASES

    The Company leases computer equipment from unrelated parties under capitalized leases, which are secured by the related assets. The following is a schedule by year of future minimum lease

F–11

payments required under capitalized leases together with the present value of the minimum lease payments as of June 30, 2001:

Year ended December 31,
2001	$38,589
2002	46,987
2003	10,074
Total minimum lease payments	95,650
Less amounts representing interest	6,812
Present value of minimum lease payments	88,838
Less current maturities	67,505
Long term portion of minimum lease payments	$21,333

(10)  RECLASSIFICATION

    The June 30, 2000 financial information has been reclassified to conform to the current year classification.

(11)  RELATED PARTIES TRANSACTIONS

    In December 2000, the company entered into a six-month consulting agreement with William Burnsed, a director of the company, to provide business development services and conduct market studies in connection with the formulation of the Advanced Media Production Center (AMPC) project. The total value of this transaction amounted to $78,000. This agreement was mutually terminated after five months, thereby bringing the total expenditure on this agreement to $65,000.

    In December 2000, the Company entered into an assignment agreement with Bernie Butler-Smith, Director and Vice President of Advanced Imaging, granting the Company 100% ownership in approximately 70 new inventions. The Company agreed to pay a total of $20,000 with $15,000 paid in 2000 and $5,000 paid in January of 2001.

    On January 5, 2001, the Company entered into an agreement with Shadoe Stevens, Inc. to create audio/video presentation material, provide global markets consultation, and provide promotional development services to the Company for a total of $30,000, payable over a three-month period. Mr. Shadoe Stevens is also the Chairman and President of Rhythm Radio Group LLC, a company that has previously received a private investment by Holtz Holdings Corporation (an entity founded in 1999 whose sole shareholder is also the Company's Chairman & CEO).

    In June 2001, the Company entered into a services agreement with a former employee of the Company, to provide animation/creative services, as needed, to the Company in the capacity of Creative Director. The Company is obligated to grant 60,000 stock options at an exercise price of $.15 per share under this agreement. Upon the execution of the agreement 20,000 options were fully vested. The remaining 40,000 options will vest at a rate of 10,000 options for each consecutive 30-day period, with all options being fully vested by October 2001.

(12)  SUBSEQUENT EVENTS

    In July 2001, the Company reached a final settlement with Steve Schklair, former director and officer, in regards to their respective legal actions against each other. The settlement involves no exchange of cash between the parties. The Company will not have to recognize any expense as the result of this settlement. The settlement puts certain restrictions on how Mr. Schklair may sell the Company's shares that he owns on the open market.

F–12

    Paul Frank Industries ("PFI") filed a legal action against the Company requesting that the court advise them and the Company of their respective rights under the Exclusive Media Rights Agreement between the parties. In addition, PFI requested the court to prevent the Company from entering into future third party agreements under the Exclusive Media Rights Agreement without the prior approval of PFI. The Company disputes the approval rights that PFI is claiming and intends to vigorously and broadly defend its rights. PFI's action has no effect on existing agreements related to the Company's production of Paul Frank's Julius & Friends.

    In a related action, PFI's request for a temporary restraining order to prevent the Company from entering into third party agreements involving PFI characters was denied by the court because, among other things, PFI did not demonstrate to the court that PFI was likely to succeed on the merits.

    In July 2001, the Company entered into an agreement with IC Capital, LLC to provide investor relations services for a term of twelve months. As a portion of its consideration, IC Capital will receive 150,000 shares of the Company's restricted common stock. The shares are expected to be issued in August 2001.

    In August 2001, the Company announced its plan to spin off its Zeros & Ones Technologies Unit as a wholly owned, private subsidiary. This subsidiary will focus on further development of MC-10 compression technology. The Company will issue 10% of the new subsidiary's shares to its stockholders of record as of September 10, 2001.

    As of August 15, 2001, Robert J. Holtz assumed the position as Chief Financial Officer of the Company, and Brian Burke was no longer employed as Acting Chief Financial Officer.

F–13

INDEPENDENT AUDITORS' REPORT

Board of Directors
Zeros & Ones, Inc. and Subsidiaries
Santa Monica, California

    We have audited the accompanying consolidated balance sheet of Zeros & Ones, Inc. and Subsidiaries, a Nevada Corporation (a development stage enterprise) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zeros & Ones, Inc. and Subsidiaries as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's significant operating losses raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
January 26, 2001

F–14

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEET

December 31, 2000
ASSETS
Current assets:
Cash	$2,071,695
Trade accounts receivable—net of allowance for doubtful accounts	100,000
Employee advances—related party	44,500
Prepaid expenses	85,387

Total current assets	2,301,582
Property and equipment, net of accumulated depreciation and amortization	746,939
Intangible assets, net of accumulated amortization	160,254
Other assets:
Other assets	136,189

$3,344,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$165,857
Accrued payroll and vacation	76,055
Deferred rent	112,692
Deferred stock option compensation	21,156
Unearned revenue	40,000
Current portion of obligations under capitalized leases	68,205

Total current liabilities	483,965
Long-term liabilities:
Obligations under capitalized leases, less current maturities	54,066

Total liabilities	538,031

Stockholders' equity:
Preferred stock, $.001 par value; 2,000,000 shares authorized, 0 shares issued and outstanding	—
Common stock, $.001 par value 100,000,000 shares authorized 23,695,190 shares issued and outstanding	23,695
Paid-in capital	17,161,821
Accumulated deficit during development stage	(14,378,583)

Total stockholders' equity	2,806,933

$3,344,964

See accompanying notes to consolidated financial statements.

F–15

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

	December 31, 2000	December 31, 1999	From inception to December 31, 2000 (See note 1)
Revenues	$805,004	$291,882	$1,628,225
Cost of sales	658,112	235,831	1,089,160

Gross profit	146,892	56,051	539,065

Loss on investment in related party	—	1,512,770	5,143,351
Bad debt from related party	89,800	391,757	573,469
Bad debt expense	234,639	—	234,639
Write-off of capitalized software costs	322,993	—	322,993
General and administrative	4,453,004	1,730,235	8,673,126

Total expenses	5,100,436	3,634,762	14,947,578

Interest income	169,160	—	169,160
Settlement of lawsuit	100,546	—	100,546
Miscellaneous other income	1,620	—	1,620

Total other income	271,326	—	271,326

Net (loss)	$(4,682,218)	$(3,578,711)	$(14,137,187)

Loss per share, basic and diluted	$(0.21)	$(0.20)

Average shares outstanding, basic and diluted	22,652,268	17,503,494

See accompanying notes to consolidated financial statements.

F–16

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock		Preferred Stock
	Number of Shares	Par Value $.001	Number of Shares	Amount	Additional Paid in Capital	Receivable from stockholder	Accumulated Deficit During Development Stage	Total
Balance at January 1, 1999	7,038,000	$55,000	605,180	$6,051,800	$247,932	$—	$(6,117,654)	$237,078
Shares issued to shareholders of CLMI	2,663,823							—
Shares issued for cash			252,128	2,521,284				2,521,284
Shares issued for assets purchased at transferor's basis	660,000				421,957	(292,300)		129,657
Exchange of preferred stock to common stock at exchange ratio	8,773,878	8,573,084	(857,308)	(8,573,084)				—
Shares issued for services	122,724	61			191,870			191,931
Shares issued for deferred offering cost	150,000	50			257,950			258,000
Shares issued for private placement	122,727	41			179,959			180,000
Exercise of warrants	92,883	31			92,852			92,883
Cancellation of shares	(2,120,541)							—
Net loss for the year ended December 31, 1999							(3,578,711)	(3,578,711)

Balance at December 31, 1999	17,503,494	$8,628,267	—	$—	$1,392,520	$(292,300)	$(9,696,365)	$32,122
Net proceeds from private placement and warrants	5,988,568	5,974			6,949,555			6,955,529
Payments on receivable from stockholder						202,500		202,500
Write off of receivable from stockholder						89,800		89,800
Shares issued for offering services related to private placement	148,128	148			118,852			119,000
Shares issued for services rendered	55,000	55			90,145			90,200
Allocation of par value to additional paid-in capital		(8,610,749)			8,610,749			—
Net loss for the year ended December 31, 2000							(4,682,218)	(4,682,218)

Balance at December 31, 2000	23,695,190	$23,695	—	$—	$17,161,821	$—	$(14,378,583)	$2,806,933

    See accompanying notes to consolidated financial statements.

F–17

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

	December 31, 2000	December 31, 1999	From inception to December 31, 2000
Cash flows provided by (used for) operating activities:
Net (loss)	$(4,682,218)	$(3,578,711)	$(14,137,187)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization expense	183,772	175,291	373,725
Stock issued for services	209,240	191,889	401,129
Bad debt—trade accounts receivable	234,639	—	628,508
Bad debt from stockholder	89,800	—	179,600
Write-off of software development costs	322,993	—	322,993
Loss on investment in related party	—	1,512,770	5,143,351
Write-off of investment	50,000	—	50,000
Changes in assets and liabilities:
(Increase) decrease in assets:
Trade accounts receivable	(309,639)	(1,559)	(334,639)
Accounts receivable—stockholders	202,500	—	202,500
Due to and from related party	—	143,800	(339,869)
Employee advances—related party	(44,500)	—	(44,500)
Prepaid expenses	(85,387)	362	(106,987)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	23,076	74,535	134,215
Accrued officer salary	(107,500)	107,500	—
Accrued payroll and vacation	76,055	—	76,055
Deferred rent	112,692	—	112,692
Deferred stock option compensation	21,156	—	21,156
Unearned revenue	40,000	—	40,000

Total adjustments	1,018,897	2,204,588	6,859,929

Net cash provided by (used for) operating activities	(3,663,321)	(1,374,123)	(7,277,258)

Cash flows provided by (used for) investing activities:
Acquisition of property and equipment	(658,959)	(34,517)	(730,524)
Acquisition of goodwill	—	(120,000)	(120,000)
Investment in related party	—	(1,512,770)	(5,143,351)
Increase in software development costs	(282,993)	—	(322,993)
Other assets	(191,600)	(44,188)	(152,563)

Net cash provided by (used for) investing activities	(1,133,552)	(1,711,475)	(6,469,431)

Cash flows provided by (used for) financing activities:
Proceeds from line of credit	—	5,688	10,919
Proceeds on notes payable—stockholders	—	330,000	330,000
Proceeds from issuance of warrants and private placements	7,213,488	272,883	7,486,368
Proceeds from issuance of common stock	—	21,568	259,078
Payments on obligations under capitalized leases	(56,625)	(15,133)	(75,658)

F–18

Payment on notes payable—stockholders	(270,724)	(59,277)	(330,000)
Payment on notes payable—goodwill	(87,500)	—	(87,500)
Payment on line of credit	(10,919)	—	(10,919)
Issuance of preferred stock	—	2,521,282	8,573,084
Dividends distributed	—	—	(232,988)
Draws by proprietor	—	(31,000)	(104,000)

Net cash provided by financing activites	6,787,720	3,046,011	15,818,384

Net increase (decrease) in cash	1,990,847	(39,587)	2,071,695
Cash, beginning of year	80,848	120,435	—

Cash, end of year	$2,071,695	$80,848	$2,071,695

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$23,700	$5,116	$28,816

Income taxes paid	$11,309	$—	$11,309

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of fixed assets under capitalized leases	$130,527	$50,728	$298,030

Stock issued for services	$90,200	$191,889	$282,089

Stock issued for offering services related to private placement	$119,000	$—	$119,000

Stock issued for deferred offering cost	$—	$258,000	$258,000

Issuance of common stock for equipment	$—	$144,547	$161,839

Issuance of common stock for accounts receivable	$—	$292,300	$292,300

Issuance of common stock for accounts payable	$—	$(5,459)	$(5,459)

Notes payable issuance for goodwill	$—	$87,500	$87,500

Services received from stockholder for settlement of accounts receivable	$202,500	$—	$202,500

See accompanying notes to consolidated financial statements.

F–19

ZEROS & ONES, INC. & SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2000

(1)  ORGANIZATION:

    Zeros & Ones, Inc. (formerly Commercial Labor Management, Inc.) is a Nevada corporation (the "Company") organized October 19, 1988. The Company was originally incorporated in Nevada under the name Tokyo Raiders on October 19, 1988. In 1990, the Company acquired certain rights to a pizza franchise and changed its name to Club USPN, Inc. In June 1993, the Company acquired Sono International, Inc. ("Sono"), but those operations were discontinued and the shares of Sono were sold to the original shareholders of Sono. In March 1995, the Board approved the merger with Commercial Labor Management, Ltd. which was handled as a reverse merger, and also approved a name change to Commercial Labor Management, Inc. The name change was made, but the merger was rescinded and never completed.

    Effective July 1, 1999, the Company entered into a Plan of Reorganization and Asset Purchase Agreement to purchase 100% of the assets of Zero & Ones, Inc., a Delaware corporation ("ZOI-DE"), and Plans of Reorganization and Exchange Agreements to acquire 100% of the total issued and outstanding shares of stock of (1) Quantum Arts Inc. ("QA"), (2) EKO Corporation ("EKO"), (3) Polygonal Research Corporation ("PRC"), (4) KidVision, Inc. ("KV"), and (5) Wood Ranch Technology Group, Inc. ("WRTG"), in exchange for the issuance of the Company's common stock plus the issuance of a note in the amount of $300,000 payable to the stockholder of QA for reimbursement of expenses. As part of the overall reorganization, the Company also made an exchange offer to the shareholders of Pillar West Entertainment, Inc. ("PWE") to acquire 100% of the total issued and outstanding capital stock of PWE in consideration for the issuance to the shareholders of PWE. Under the plan of reorganization, QA, EKO, PRC, KV, WRTG, PWE, and assets acquired from ZOI-DE, referred as "the Group", are merged into one company and are accounted for in a manner similar to a pooling of interest as if they are under common control. After the effective date of the business combination of the Group and the Company, the original stockholders of the Group own a majority of the shares of common stock of the Company. The Group is treated as the acquirer in this business combination under the Accounting Principal Board Pronouncement No. 16, paragraph 70, referred to as a reverse merger. The business combination of the Group and the Company is accounted for under the purchase method in which the purchase price of $207,500 cash paid and liabilities assumed of the Company are allocated to the fair market value of assets and liabilities acquired. The excess of the purchase price over the fair values of the net assets acquired has been recorded as goodwill.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS ACTIVITY:

    The Company develops content and technology for the Internet, digital television, and broadband platforms. In addition to fees generated from development of software, content, and other technology products, the Company may also, from time to time, receive royalty income from sales of certain software products developed for others.

GOING CONCERN:

    The Company's financial statements for the year ended December 31, 2000 and 1999 (and from inception) have been prepared on a going concern basis that contemplates the realization of assets and the settlement of both liabilities and commitments in the normal course of business. The Company expects to incur substantial expenditures until it is able to fully develop its "convergence triad" business

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model. The Company's working capital plus limited revenue from its current operations do not presently provide sufficient funds for the Company's ongoing operations.

    Management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include obtaining funding from strategic sources. The Company will need to obtain an additional $2 million in operating capital to permit continuing operations through December 2001. Although the Company has numerous initiatives intended to achieve that objective, market conditions are generally unfavorable at this time. Should the Company fail to raise additional capital or generate any new revenue, it appears that the Company will nonetheless be able to operate until August 2001. Further, there can be no assurance, assuming the Company successfully raises additional capital, that the Company will achieve profitability or positive cash flow.

DEVELOPMENT STAGE ENTERPRISE:

    The Company is a development stage enterprise company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." All losses accumulated since inception of Zeros & Ones, Inc. have been considered as part of the Company's development stage activities.

    The unaudited cumulative statements of operations and cash flows during the development stage consist of results from operations from various entities within the group. The date of inception of each entity within the group of companies comprising the parent and its wholly owned subsidiaries (collectively the "Group") varies with dates of inception ranging from January 19, 1996 to April 1, 1998. Information from dates of inception to December 31, 1997 are unaudited.

REVENUE RECOGNITION:

    The Company generally recognizes sales under fixed-price-type contracts as deliveries are made or at the completion of contractual billing milestones that equate to the completion of a specific component of the contract.

PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of its wholly owned subsidiaries of Quantum Arts, Inc., EKO Corporation, Polygonal Research Corporation, KidVision, Inc., Wood Ranch Technology Group, Inc. and Pillar West Entertainment, Inc. All significant intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS:

    For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturies of three months or less which are not securing any corporate obligations.

F–21

PROPERTY AND EQUIPMENT:

    Property and equipment, recorded at cost, are depreciated or amortized using the straight-line method over the estimated useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated lives or the lease. The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not materially impact the Company's financial position, results of operations or liquidity.

INTANGIBLE ASSETS:

    Goodwill represents the excess of purchase price over the fair value of the net assets of acquired businesses. Goodwill is stated at cost and is amortized on a straight-line basis over 5 years.

    Intellectual property represents rights to new inventions acquired through an assignment agreement executed in 2000. Intellectual property is stated at cost and is amortized on a straight-line basis over 5 years.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company's financial instruments principally consist of accounts receivable and accounts payable, as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of accounts receivable and accounts payable approximate their fair value due to the short-term nature of these instruments.

    For the years ended December 31, 2000 and 1999, the Company expensed advertising costs as incurred. Advertising costs amounted to $327,739 and $65,684 for the years ended December 31, 2000 and 1999, respectively.

NET LOSS PER SHARE:

    All per share data presented reflects the retroactive effect of the three-for-one stock split on February 25, 2000.

    For the year ended December 31, 2000, the per share data is based on the weighted average number of common and common equivalent shares outstanding and are calculated in accordance with the Financial Accounting Standards Board (FASB) No. 128 and Staff Accounting Bulletin of Securities and Exchange Commission (SAB) No. 98 whereby common stock, options or warrants to purchase common stock or other potentially dilutive instruments issued for nominal consideration must be

F–22

reflected in basic and diluted per share calculation for all periods in a manner similar to a stock split, even if anti-dilutive.

COMPREHENSIVE INCOME:

    Comprehensive loss consists of net loss only.

DEFERRED TAX:

    Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS:

    In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" an interpretation of APB Opinion No. 25. The interpretation clarifies guidance for certain issues that arose in the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The interpretation has been applied to all awards granted during the calendar year 2000 and will be applied to all new awards. The company did not grant any options prior to 2000.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the effective date for which was deferred by SFAS No. 137 until fiscal years beginning after June 15, 1999. The Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on its financial statements.

(3)  TRADE ACCOUNTS RECEIVABLE:

    Trade accounts receivable—net consists of the following:

December 31, 2000
Trade accounts receivable	$334,639
Allowance for doubtful accounts	(234,639)

Trade accounts receivable, net	$100,000

F–23

    The allowance for doubtful accounts was estimated based on reserving trade accounts receivables outstanding in excess of ninety days.

    Employee advances—related party represent non-interest bearing advances to employees of the Company that will be satisfied within the next twelve months.

(4)  MAJOR CUSTOMERS:

    For the year ended December 31, 2000, 76.2% of the Company's revenues were generated by two customers. These same two customers represent 61.6% of the trade accounts receivable at December 31, 2000.

(5)  ACCOUNTS RECEIVABLE FROM STOCKHOLDER:

    The Company received $292,300 of accounts receivable from a stockholder as part of assets purchased in exchange for the Company's stock and, accordingly, these accounts receivable from the stockholder were classified as a contra account to stockholders' equity. As of March 31, 2000, services performed by the stockholder in the amount of $202,500 were used to offset a portion of the balance of the accounts receivable from the stockholder. As of June 30, 2000, the Company determined that the $89,800 balance of the accounts receivable from the stockholder was uncollectible and, therefore, wrote off the balance.

(6)  RELATED PARTY TRANSACTIONS:

    The Company has written off its $50,000 investment in the common stock of National Legal Services ("NLS") due to that company closing down in March 2001. NLS represents $372,082 or 46.2% of the Company's Revenue for the year ended December 31, 2000. NLS represents $116,229 of the bad debt expense and the allowance for doubtful accounts for the year ended December 31, 2000.

    In January 2000, Mr. Robert Holtz, Chairman and CEO, conveyed 50,000 shares of his stock on behalf of the Company, to Charles Overton. The Company reimbursed Mr. Holtz $250,000 for this conveyance.

    In July 2000, the company entered into a six month consulting agreement with William Burnsed, a director of the company, to provide business development services and conduct market studies in connection with the formulation of a the Advanced Media Production Center (AMPC) project. The total value of this transaction amounted to $78,000. In December 2000, the company entered into a second six month agreement with William Burnsed for the same type of services. This agreement amounts to an additional $78,000.

    In December 2000, the Company entered into an assignment agreement with Bernie Butler-Smith, Director and Vice President of Advanced Imaging, granting the Company 100% ownership in 74 new inventions. The Company agreed to pay a total of $20,000 with $15,000 paid in 2000 and $5,000 paid in January of 2001.

F–24

(7)  PROPERTY AND EQUIPMENT:

    A summary is as follows:

Computer and Equipment	$122,653
Furniture and fixtures	64,997
Electronic Equipment	29,693
Office Equipment	2,016
Software-Internal Use	3,219
Leasehold Improvements	476,453
Equipment under capitalized leases	185,829

884,860
Accumulated depreciation and amortization	(137,921)

$746,939

    Accumulated depreciation on equipment under capitalized leases amounted to $58,189 for the year ended December 31, 2000. Depreciation and amortization expense totaled $142,276 and $154,541 for the years ended December 31, 2000 and 1999, respectively.

(8)  INTANGIBLE ASSETS:

Goodwill	$207,500
Intellectual Property	15,000

222,500
Accumulated amortization	(62,246)

$160,254

    Amortization expenses totaled $41,496 for the year ended December 31, 2000.

(9)  OBLIGATIONS UNDER CAPITALIZED LEASES:

    The Company leases computer equipment from unrelated parties under capitalized leases, which are secured by the related assets. The following is a schedule by year of future minimum lease payments required under capitalized leases together with the present value of the minimum lease payments as of December 31, 2000:

Year ended December 31,
2001	$77,461
2002	46,985
2003	10,074

Total minimum lease payments	134,520
Less amounts representing interest	12,249

Present value of minimum lease payments	122,271
Less current maturities	68,205

$54,066

F–25

(10)  CAPITAL STOCK:

PREFERRED STOCK:

    The authorized capital stock of the Company includes 2,000,000 shares of preferred stock, par value $.001 per share, none of which is issued or outstanding.

COMMON STOCK:

    During the first quarter of 2000, pursuant to a Confidential Private Placement Memorandum, the Company sold 5,523,204 shares of the Company's common stock at a purchase price $1.46 per share and 5,523,204 warrants at an exercise price of $1.83 per share. The Confidential Private Placement was exempt from the registration provisions of the Act pursuant to Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Confidential Private Placement were restricted securities as defined in Rule 144. The offering generated gross proceeds of approximately $8,100,000 subject to various offering costs. An additional 150,000 shares of the Company's common stock were issued for services rendered in connection with this confidential private placement. An additional 180,300 warrants exercisable until March 31, 2005 at a price of $1.83 per share and 77,220 warrants exercisable until March 31, 2001 at a price of $5.00 per share, were issued for services rendered in connection with this confidential private placement.

    During February 2000, the Company amended its Articles of Incorporation to provide for an increase in the number of authorized shares of common stock to 100,000,000, par value $.001. The Company also declared a three-for-one stock split. The stock split was effective on February 25, 2000. All information has been restated to give retroactive effect of the three-for-one stock split that took place in February 2000. In July 2000, the Company's Board of Directors authorized the adoption of the 2000 Employee Stock Incentive Plan (the "Plan"). Under the Plan, the Company may grant up to 4,500,000 stock options to purchase up to 4,500,000 shares of the Company's common stock.

    The Company reallocated $8,610,749 between common stock and paid in capital to reflect the par value of shares outstanding as of December 31, 2000.

(11)  PAID IN CAPITAL:

    In 2000, the changes to paid in capital resulted primarily from the sale of shares pursuant to the private placement which took place in the first quarter of 2000 and the exercise of warrants throughout the year. In 1999, paid in capital is made up in part by contributions of office furniture and equipment, manufacturing equipment, trade receivables, and accounts payable in exchange for common stock. Common stock was issued to stockholders of record in exchange for these net assets at transferor's carryover basis.

(12)  INCOME TAXES:

    For federal income tax purposes, the Company has available net operating loss carryforwards of approximately $13,265,478. The net operating loss carryforwards expire through 2012 and are available to offset future income tax liabilities.

    Temporary differences which give rise to deferred tax assets and liabilities at December 31, 2000 are as follows:

Net operating loss carryforwards	$5,306,191
Valuation allowance	5,306,191

Net deferred taxes	$0

F–26

    A full valuation allowance has been established for the Company's net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

    Under the Tax Reform Act of 1986, the amounts of benefit from, net operating losses and tax credit carryforwards may be impaired or limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three year period. During 2000, the Company experienced stock ownership changes as described in Note 1, which could limit the utilization of its net operating loss carryforwards in future periods.

(13) STOCK OPTIONS:

    In July 2000, the Company's Board of Directors authorized the adoption of the 2000 Employee Stock Incentive Plan. The Company's 2000 nonqualified stock option plan permits the grant of stock options to any employee or director of the Company. Under the terms of the plan, 4,500,000 shares are authorized for issuance upon exercise of options. Under the fixed nonqualified plan, options have been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant and expire ten years after the grant date. Vesting is over a four-year period commencing with the employees hire date, with portions of a grant becoming exercisable at one year after the vesting start date and then one-thirty-sixth (1/36) per month to complete the four year vesting.

    Information concerning stock options issued to directors, officers and other employees is presented in the following table.

	2000
Fixed Options	Stock Options	Weighted- Average Option Price
Outstanding at beginning of year	0	n/a
Granted	923,100	$0.98
Exercised	0	n/a
Canceled, expired, or forfeited	(145,000)	$1.00
Outstanding at end of year	778,100	$0.98
Options exercisable at end of year	81,830	$1.00
	2000
Variable Options	Stock Options	Weighted- Average Option Price
Outstanding at beginning of year	0	n/a
Granted	250,000	$0.00
Exercised	0	n/a
Canceled, expired, or forfeited	0	n/a
Outstanding at end of year	250,000	$0.00
Options exercisable at end of year	0	n/a

    Fixed options outstanding and exercisable at December 31, 2000 are as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$0.63 to $1.06	778,100	9.75 years	$0.98	81,830	$1.00

    The Company has elected to apply APB Opinion No. 25 in accounting for the non-qualified stock option plan. Therefore, the Company does not recognize compensation expense for the fixed stock options because the exercise price of the option equals the fair value of the stock on the effective date

F–27

of the grant. On the variable stock options, a total of $21,156 was recognized as expense in 2000. If the Company had recognized compensation expense for the fixed options based on the value as determined by the Black-Scholes option pricing model, in accordance with SFAS No. 123, the pro forma net income and earnings per share would be as follows:

2000
Net income (loss)—as reported	$(4,682,218)
Net income (loss)—pro forma	(5,577,018)
Basic and fully diluted EPS—as reported	(0.21)
Basic and fully diluted EPS—pro forma	(0.25)

    The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

    The following assumptions were used in Black-Scholes model determining the fair value:

2000
Risk-free interest rate	5.8%
Expected life in years	10.0
Expected volatility	150.0%
Expected dividend yield	0.0%

(14)  SIGNIFICANT AGREEMENTS:

    In May 2000, the Company signed an agreement with a third party distributor, for the distribution and syndication of the Company's Julius & Friends animated web show. The Company will be paid half of the production expenses of the Julius & Friends web show by the distributor, up to $390,000. The Company will share with the distributor all syndication and advertising revenues generated by the distribution of the show and a certain percentage of revenue generated from the online sale of merchandise.

    In July 2000, the Company entered an agreement with an investment firm to assist the Company in raising additional capital. The Company will pay the investment firm a success fee based on the amount of equity raised which includes an option to purchase up to 250,000 shares of the Company's common stock. This agreement was subsequently suspended which also suspended the right to purchase the shares of the Company's common stock.

    In July 2000, the Company entered into an agreement with IC Capital, LLC to provide investor relations services for a term of twelve months. As a portion of its consideration, IC Capital will receive 40,000 restricted shares of the Company's common stock. $77,000, which reflects the fair value of shares granted, was recognized as expense in fiscal year 2000.

    In October 2000, the Company entered into an agreement with Mark J. Richardson, Esq. granting him 80,000 warrants to purchase 80,000 shares of restricted common stock with an exercise price of $1.00 per share. The warrants will expire in 2005. The Company recorded $24,650 for the value of these warrants computed based on the market value of the shares on the date granted compared to the discounted value of the warrants at 5.8% risk-free interest rate.

    In October 2000, the company entered into an agreement with investment firm iBanc Group, Inc. ("iBanc") to assist the Company with raising additional capital and to provide investment banking services to the Company. This agreement was terminated after five months. The Company is obligated to issue 33,330 restricted shares of the Company's common stock (19,998 shares for services provided in 2000 and 13,332 shares for services provided in 2001) and 500,000 warrants with an exercise price of

F–28

$1.50 that expire in April 2001. $9,164 was recorded as expense in FY2000 for the fair value of restricted shares and warrants to be issued.

(15)  LEASE COMMITMENTS:

    In July 2000, the Company entered into an operating lease for its operating facility for $20,000 per month subject to yearly increases. The lease will expire June 2005, with an option to renew the lease for an additional five-year period. The Company is responsible for all operating expenses of the building, which includes property taxes and insurance. Under this lease, the Company is provided free rent for the first eight and one-half months. Rental expense is recognized on a straight-line basis over the term of the lease. Rental expense amounted to $112,692 for the year ended December 31, 2000.

    Future minimum rental payments under this noncancelable lease are as follows:

Year Ending December 31,
2001	$191,800
2002	254,592
2003	264,776
2004	275,367
2005	140,383

Total	$1,126,918

(16)  CONTINGENCIES:

   On August 14, 2000, a complaint was filed in the Superior Court for the State of California and for the County of Los Angeles in an action entitled ICU Security, Inc. v. Zeros & Ones, Inc., Robert Holtz, and Bernard Butler-Smith. The complaint alleges that trade secret information was improperly passed from Butler-Smith to the Company and Holtz. The complaint is seeking damages in the amount of $10,000,000. The Company and the individual defendants have filed multiple counterclaims against ICU Security, Inc. The named individual defendants and the Company deny any wrongdoing and intend to vigorously defend this action. Investigation into this matter has resulted in substantial defenses and the Company believes that the ultimate resolution of these claims will not have a material adverse effect on its business, financial position or results of operations, although there is no assurance regarding the outcome of the case.

    On October 30, 2000, the Company initiated litigation against the former Chief Executive Officer. The complaint, filed in Los Angeles Superior Court, alleges among other things, that in connection with the Company's acquisition of Quantum Arts, Inc. in 1999 (of which the former Chief Executive Officer was represented as 100% owner and Chief Executive Officer), the former Chief Executive Officer intentionally or negligently misrepresented to the Company (i) his ownership interest in Quantum; and (ii) Quantum's ownership interest in certain stereoscopic 3D technology. The Company is seeking to rescind the transaction with Quantum and to recover significant monetary damages against the former Chief Executive Officer.

    On November 29, 2000, the former Chief Executive Officer filed a countersuit against the Company claiming approximately $900,000 in damages plus punitive damages.

(17)  INVESTMENT IN RELATED PARTY:

    During January 1996, Pillar West Entertainment, Inc. (PWE) entered into a Production and Licensing agreement with Randall Overton Productions, Inc. (Randall Overton) in which the majority sole common stockholder of PWE is also a major stockholder of Randall Overton. Pursuant to this

F–29

agreement, 60% of gross proceeds raised from the issuance and sale of PWE convertible preferred stock was contributed to Randall Overton for the production, marketing, sale, and distribution of certain products and programs. As of December 31, 1999 losses from this investment in related party was $1,512,770.

(18)  SUBSEQUENT EVENTS:

    Effective January 1, 2001, the Company instituted a 401(k) Plan as a company benefit to the employees. There is no matching or contributions of any kind to the Plan by the Company.

    On February 14, 2001, the Company entered into an investment banking agreement. The agreement has a term of one year. For services rendered the Company will issue 10,000 shares of the Company's restricted common stock each month the agreement is in force plus a 5% advisory fee of the gross proceeds of any funding or underwriting.

    On March 12, 2001, the Company entered into a stock promotion agreement with an investor relations firm with a one-month term. For these services the Company will issue 60,000 shares of the Company's restricted common stock and pay a fee of $5,000.

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INDEPENDENT AUDITORS' REPORT

Board of Directors
Zeros and Ones, Inc. and subsidiaries
Pasadena, California

    We have audited the accompanying consolidated balance sheet of Zeros and Ones, Inc. and subsidiaries, a Nevada Corporation (a development stage enterprise) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zeros and Ones, Inc. and subsidiaries as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
March 24, 2000

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ZEROS & ONES, INC. AND SUBSIDIARIES

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 1999
ASSETS
Currents assets:
Cash	$80,848
Accounts receivable	25,000
Prepaid expenses	—

Total current assets	105,848
Property and equipment, net of accumulated depreciation & amortization	99,728
Intangible asset, net of accumulated amortization	186,750
Other assets
Deferred offering costs	258,000
Other assets	49,588

$699,914

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$142,781
Accrued officers' salaries	107,500
Bank line of credit	10,919
Notes payable, related parties	358,223
Current portion of obligations under capital leases	20,037

Total current liabilities	639,460

Obligations under capital leases, less current maturities	28,332
STOCKHOLDERS' EQUITY:
Preferred Stock, $.001 par value 2,000,000 shares authorized, 0 shares issued and outstanding	—
Common Stock, $.001 par value 50,000,000 shares authorized 5,834,498 shares issued and outstanding	8,628,267
Paid-In capital	1,392,520
Less: accounts receivable from stockholder	(292,300)
Accumulated deficit during development stage	(9,696,365)

Total stockholders' equity	32,122

$699,914

See accompanying independent auditors' report and notes to consolidated financial statements.

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ZEROS & ONES, INC. & SUBSIDIARIES

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

	DECEMBER 31, 1999	DECEMBER 31, 1998	FROM INCEPTION (SEE NOTE 1) TO DECEMBER 31, 1999
Revenues	$291,882	$383,217	$823,221
Cost of goods sold	235,831	195,217	431,048

Gross profit	56,051	188,000	392,173
Operating expenses:
General and administrative	1,730,235	573,709	4,219,622
Loss on investment in related party	1,512,770	607,021	5,143,351
Bad debt from related party	391,757	58,068	483,669

Total expenses	3,634,762	1,238,798	9,847,102

Net loss	$(3,578,711)	$(1,050,798)	$(9,454,969)

Loss per share, basic and diluted	(0.89)	(0.45)
Average shares outstanding, basic and diluted	3,999,194	2,346,000

See accompanying independent auditors' report and notes to consolidated financial statements

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ZEROS AND ONES, INC. AND SUBSIDIARIES

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

	Common Stock		Preferred Stock				Accumulated Deficit During the Development Stage
	Number of Shares	Par Value $.001 Amount	Number of Shares	Amount	Additional Paid in Capital	Receivable from stockholder		Total
Balance at Janurary 1, 1998	2,346,000	$55,000	504,010	$5,040,100			$(4,939,301)	$155,799
Shares issued for cash			101,170	1,011,700				1,011,700
Additional capital contribution					247,932			247,932
Net loss for the year ended December 31, 1998							(1,178,353)	(1,178,353)

Balance at December 31, 1998	2,346,000	55,000	605,180	6,051,800	247,932		(6,117,654)	237,078
Shares issued to shareholders of CLMI	887,941
Shares issued for cash			252,128	2,521,284				2,521,284
Shares issued for assets purchased at transferor's basis	220,000				421,957	(292,300)		129,657
Exchange of preferred stock to common stock at exchange ratio	2,924,626	8,573,084	(857,308)	(8,573,084)
Shares issued for services	40,908	61			191,870			191,931
Shares issued for deferred offering cost	50,000			50	257,950			258,000
Shares issued from private placement	40,909	41			179,959			180,000
Exercise of warrants	30,961	31			92,852			92,883
Cancellation of shares	(706,847)
Net loss for the year ended December 31, 1999							(3,578,711)	(3,578,711)

Balance at December 31, 1999	5,834,498	$8,628,267	—	$—	$1,392,520	$(292,300)	$(9,696,365)	$32,122

See accompanying independent auditors' report and notes to consolidated financial statements.

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ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

	December 31, 1999	December 31, 1998	From Inception (See Note 1) to December 31, 1999
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Net income (loss)	(3,578,711)	(1,050,798)	(9,454,969)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Depreciation and amortization expense	175,291	7,078	189,953
Stock issued for services	191,889	—	191,889
Loss on investment in related party	1,512,770	607,021	3,564,651
CHANGES IN ASSETS AND LIABILITIES:
(INCREASE) DECREASE IN ASSETS:
Accounts receivable	(1,559)	(23,441)	(25,000)
Decrease in due from officers	143,800	—	143,800
Prepaid expenses	362	(362)	(21,600)
INCREASE (DECREASE) IN LIABILITIES:
Accounts payable and accrued expenses	74,535	18,360	111,139
Accrued officers' salaries	107,500	—	107,500

TOTAL ADJUSTMENTS	2,204,588	608,656	4,262,332

NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(1,374,123)	(442,142)	(5,192,637)
CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
Acquisition of property and equipment	(34,517)	(7,633)	(71,565)
Acquisition of goodwill	(120,000)	—	(120,000)
Investment in related party	(1,512,770)	(607,021)	(3,564,651)
Other assets	(44,188)	42,725	(963)

NET CASH USED FOR INVESTING ACTIVITIES	(1,711,475)	(571,929)	(3,757,179)

CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
Proceeds from line of credit	5,688	5,231	10,919
Proceeds from notes payable—stockholders	330,000	—	330,000
Proceeds from issuance of warrants and private placement	272,883	—	272,883
Proceeds from issuance of common stock	21,568	215,010	259,078
Payments on obligations under capitalized leases	(15,133)	(3,901)	(19,034)
Payments on notes payable—stockholders	(59,277)	—	(59,277)
Issuance of preferred stock	2,521,282	1,011,701	8,573,084
Dividends distributed	—	(21,633)	(232,988)
Draws by proprietor	(31,000)	(73,000)	(104,000)

NET CASH PROVIDED BY FINANCING ACTIVITES	3,046,011	1,133,408	9,030,664

NET INCREASE (DECREASE) IN CASH	(39,587)	119,337	80,848
CASH, beginning of year	120,435	1,098	0

CASH, end of year	$80,848	$120,435	80,848

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$5,116	$—	$5,116

Income taxes paid	$—	$—	—

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of fixed assets under capitalized leases	$50,728	$16,676	$67,404

Stocks issued for services	$191,889		$191,889

Stock subscription for deferred offering cost	$258,000		$258,000

Issuance of common stock for equipment	$144,547		$144,547

Issuance of common stock for accounts receivable	$292,300		$292,300

Issuance of common stock for accounts payable	$5,459		$5,459

Notes payable issuance for goodwill	$87,500		$87,500

See accompanying independent auditors' report and notes to consolidated financial statements.

F–35

ZEROS & ONES, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1999

See accompanying independent auditors' report.

(1) ORGANIZATION:

    Zeros & Ones, Inc. (formerly Commercial Labor Management, Inc.) is a Nevada corporation (the "Company") organized October 19, 1988. The Company was originally incorporated in Nevada under the name Tokyo Raiders on October 19, 1988. In 1990, the Company acquired certain rights to a pizza franchise and changed its name to Club USPN, Inc. In June 1993, the Company acquired Sono International, Inc. ("Sono"), but those operations were discontinued and the shares of Sono were sold to the original shareholders of Sono. In March 1995 the Board approved the merger with Commercial Labor Management, Ltd. which was handled as a reverse merger, and also approved a name change to Commercial Labor Management, Inc. that the name change was made, but the merger was rescinded and never completed.

    Effective July 1, 1999, the Company entered into a Plan of Reorganization and Asset Purchase Agreement to purchase 100% of the assets of Zero & Ones, Inc., a Delaware corporation ("ZOI-DE"), and Plans of Reorganization and Exchange Agreements to acquire 100% of the total issued and outstanding shares of stock of (1) Quantum Arts Inc. ("QA"), (2) EKO Corporation ("EKO"), (3) Polygonal Research Corporation ("PRC"), (4) KidVision, Inc. ("KV"), and (5) Wood Ranch Technology Group, Inc. ("WRTG"), in exchange for the issuance of a total of 2,566,000 new shares of the Company's common stock plus the issuance of a note in the amount of $300,000 payable to the stockholder of QA for reimbursement of expenses. As part of the overall reorganization, the Company also made an exchange offer to the shareholders of Pillar West Entertainment, Inc. ("PWE") to acquire 100% of the total issued and outstanding capital stock of PWE in consideration for the issuance to the shareholders of PWE of (a) approximately 2,380,000 new shares of the the Company's common stock, and (b) approximately 370,000 warrants to purchase approximately 370,000 additional shares of the the Company's common stock at $3.00 per share. The original majority stockholders of the Company also surrendered to the Company for cancellation 3,700,000 shares of the Company's common stock and received cash consideration of $207,500, of which $120,000 was paid before July 1, 1999 and a promissory note in the amount of $87,500 was paid in March 2000. Under the plan of reorganization, QA, EKO, PRC, KV, WRTG, PWE, and assets acquired from ZOI-DE, refered as "the Group", are merged into one company and are accounted for in a manner similar to a pooling of interest as if they are under common control. Some stockholders have common ownership in various entities within the Group. After the effective date of the business combination of the Group and the Company, the original stockholders of the Group own a majority of the shares of common stock of the Company. The Group is treated as the acquirer in this business combination under the Accounting Principal Board Pronouncement No. 16, paragraph 70, referred to as a reverse merger. The business combination of the Group and the Company is accounted for under the purchase method in which the purchase price of $207,500 cash paid and liabilities assumed of the Company are allocated to the fair market value of assets and liabilities acquired. The excess of the purchase price over the fair values of the net assets acquired has been recorded as goodwill.

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(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS ACTIVITY:

    The Company designs and develops entertainment and educational interactive software for distributors and publishers of software products. In addition to fees generated from development of software products, the Company also receives royalty income from sales of certain software products developed for others.

DEVELOPMENT STAGE ENTERPRISE:

    The Company is a development stage enterprise company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." All losses accumulated since inception of Zeros and Ones, Inc. have been considered as part of the Company's development stage activities.

    The unaudited cumulative statements of operations and cash flows during the development stage consist of results from operations from various entities within the Group. The date of inception of each entity within the Group is varied with dates of inception ranging from January 19, 1996 to April 1, 1998. Information from dates of inception to December 31, 1997 are unaudited.

REVENUE RECOGNITION:

WORK FOR HIRE AGREEMENTS

    The Company recognizes revenues at various stages of a project upon delivery of the completed work product of the respective particular stage as set forth in the "Work for Hire" agreements.

ROYALTY INCOME

    The Company earns royalty income from the net revenues of products designed and developed by the Company at various royalty rates ranging from 5% to 30% of net revenues using various tiered methods of computation as set forth in the development agreements. Pursuant to some agreements, the Company also receives non-refundable advances that will be offset against future royalty income. Royalty income is recorded when reported by the payer on a periodic basis. The distributors of the products have the right to recoup any and all justifiable distribution costs prior to making payments to the Company.

PRINCIPLE OF CONSOLIDATION

    The consolidated financial statements include the accounts of its wholly owned subsidiaries of Quantum Arts, Inc., EKO Corporation, Polygonal Research Corporation, KidVision, Inc., Wood Ranch Technology Group, Inc. and Pillar West Entertainment. All significant intercompany transactions and balances have been eliminated.

F–37

CASH AND CASH EQUIVALENTS:

    For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturies of three months or less which are not securing any corporate obligations.

PROPERTY AND EQUIPMENT:

    Property and equipment, recorded at cost, are depreciated or amortized using the straight-line and accelerated methods over the estimated useful lives of the assets, which are generally three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated lives or the lease.

    The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not materially impact the Company's financial position, results of operations or liquidity.

GOODWILL:

    Goodwill represents the excess of purchase price over the fair value of the net assets of acquired businesses. Goodwill is stated at cost and is amortized on a straight-line basis over 5 years.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company's financial instruments principally consist of accounts receivable, accounts payable, line of credit, note payable to a bank, and notes payable to a related party as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of accounts receivable and accounts payable approximate their fair value due to the short-term nature of these instruments. The carrying value of the line of credit and note payable to a bank approximates its fair market value since these financial statements carry a floating interest rate. The fair market value of the note payable to a related party approximated its carrying value based on current market rates for such debt.

NET LOSS PER SHARE:

    The Company has adopted Statement of Financial Accounting Standard No. 128, Earnings per Share ("SFAS No. 128"), which is effective for annual and interim financial statements issued for periods ending after December 15, 1998. In accordance with SFAS No. 128, prior years per share amounts have been restated. SFAS No. 128 was issued to simplify the standards for calculating earnings

F–38

per share ("EPS") previously in APB No. 15, Earnings Per Share. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. The new rules also require dual presentation of basic and diluted EPS on the face of the statement of operations.

    For the year ended December 31, 1999, the per share data is based on the weighted average number of common and common equivalent shares outstanding, and are calculated in accordance with Staff Accounting Bulletin of Securities and Exchange Commission (SAB) No. 98 whereby common stock, options or warrants to purchase common stock or other potentially dilutive instruments issued for nominal consideration must be reflected in basic and diluted per share calculation for all periods in a manner similar to a stock split, even if anti-dilutive.

COMPREHENSIVE INCOME

    Comprehensive loss consists of net loss only.

DEFERRED TAX:

    Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS EFFECTIVE SUBSEQUENT TO 1998:

    In April 1998, Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") was issued. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of this statement did not have a material effect on the Company's financial statements. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the effective date for which was deferred by SFAS No. 137 until fiscal years beginning after June 15, 1999. The Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on its financial statements.

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(3) ACCOUNTS RECEIVABLE FROM STOCKHOLDER:

    The Company received $292,300 of accounts receivable from stockholder as part of assets purchased from ZOI-DE as described in Note 1 and accordingly, these accounts receivable from stockholder are classified as contra account to stockholders' equity.

(4) DUE FROM AFFILIATES:

    Amounts represent unsecured, non-interest bearing short-term advances from entities affiliated through common ownership and management.

(5) PROPERTY AND EQUIPMENT:

    A summary is as follows:

Computer and Equipment	$888,938
Furniture and fixtures	14,607
Auto	46,861
Equipment under capitalized leases	65,100

1,015,506
Less accumulated depreciation and amortization	915,778

$99,728

    Depreciation and amortization expense totaled $154,541 and $7,078 for the years ended December 31, 1999 and 1998, respectively.

(6) INTANGIBLE ASSETS

Goodwill	$207,500
Less: accumulated amortization	(20,750)

$186,750

    Amortization expenses totaled $20,750 for the year ended December 31, 1999.

(7) DEFERRED OFFERING COSTS

    Deferred offering costs represents specific incremental costs directly attributable to the sale of the Company's securities and will be charged against the proceeds from the planned private placement.

F–40

(8) NOTES PAYABLE, RELATED PARTIES:

Note payable to related parties in connection with the business combination as described in note 1, payable as of July 31, 1999 with interest at 10% per annum. The note has been extended and subsequently paid off in March 2000.	$87,500
Note payable to stockholder in connection with the business combination as described in Note 1, payable, $100,000 with interest at 4% per annum from July 31, 1999 to December 31, 1999. The note has been extended and was paid off in March 2000.	240,723
Due to related parties, non-interest bearing, due on demand.	30,000

$358,223

    Interest expenses totaled $4,392 and $0 for the year ended December

    31, 1999 and 1998, respectively.

(9) OBLIGATIONS UNDER CAPITALIZED LEASES:

    The Company leases computer equipment from unrelated parties under capitalized leases which are secured by the related assets. The following is a schedule by year of future minimum lease payments required under capitalized leases together with the present value of the minimum lease payments as of December 31, 1999:

Year ended December 31,
2000	$24,451
2001	18,890
2002	677
2003	2,477
2004	1,239

Total minimum lease payments	55,734
Less amounts representing interest	7,365

Present value of minimum lease payments	48,369
Less current maturities	20,037

$28,332

(10) PAID IN CAPITAL:

    Paid in capital is made up in part by contributions of office furniture & equipment, manufacturing equipment, trade receivables, and accounts payable in exchange for common stock. Common stock was issued to stockholders of record in exchange for these net assets at transferor's carryover basis. During the year, the Comapny adjusted the value assigned to paid-in-capital on assets acquired from ZOI-DE from $1,453,834 to $421,957 due to change in estimate of assets value acquired in connection to asset purchase agreeement as described in Note (1).

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(11) CAPITAL STOCK:

PREFERRED STOCK

    The authorized capital stock of the Company includes 2,000,000 shares of preferred stock, par value $.001 per share, none of which is issued or outstanding.

COMMON STOCK

    The authorized capital stock of the Company includes 50,000,000 shares of common stock, par value $.001 per share. As of December 31, 1999, 5,834,499 shares of the Company's Common Stock were outstanding.

    In 1997 and 1998, the Company effected two reverse stock splits, a one for twenty reverse split and a one for five reverse split. On November 3, 1998, the NASDAQ Stock Market, Inc. issued a Uniform Practice Advisory (UPC #084-98) advising NASDAQ members that the effective date of the one for twenty reverse stock split for settlement purposes would be revised to occur on October 14, 1998 rather than September 22, 1998, because NASDAQ believes that "a sufficient lack of information and uncertainty existed in the marketplace to warrant a revision." Certain members of the NASDAQ disagreed with the NASDAQ's ruling. There is no assurance regarding the final outcome of the NASDAQ's UPC #084-98, or the effect that the ruling and dispute will have on the Company. In addition, the Company entered into a Plan of Reorganization and Stock Exchange Agreement with CNG Communications and the sole shareholder of CNG Communications, Inc. ("CNG") pursuant to which the Company planned to issue 4,200,000 shares of its common stock to the sole shareholder of CNG, and cancel a sufficient number of outstanding shares to result in the CNG shareholder owning an agreed upon percentage of the Company on the closing of the transactions. As a result of the breach of that agreement by CNG and the CNG shareholder, the Company did not issue any shares of its common stock to the CNG shareholder.

(13) INCOME TAXES:

    For federal income tax return purposes, the Company has available net operating loss carryforwards of approximately $         8,633,260. The net operating loss carryforwards expire through 2012 and are available to offset future income tax liabilities.

    Temporary differences which give rise to deferred tax assets and liabilities at December 31, 1999 are as follows:

Net operating loss carryforwards	$3,465,300
Valuation allowance	3,465,300

Net deferred taxes	$0

    A full valuation allowance has been established for the Company's net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

    Under the Tax Reform Act of 1986, the amounts of benefit from, net operating losses and tax credit carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three year period. During 1999, the Company experienced stock ownership changes as described in Note 1 which could limit the utilization of its net operating loss carryforwards in future periods.

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(14) COMMITMENTS:

    The Company leases its office facility under an operating lease expiring March 31, 2000. Upon the lease expiring, the Company will rent its office facility on a month to month basis. The Company is in the process of negotiating a new lease.

    Rent expense totaled $33,559 and $8,520 for the years ended December 31, 1999 and 1998 respectively.

(16) CONTINGENCIES:

    The Company is the plaintiff in a lawsuit it filed with Mark Richardson and Edward Torres as co-plaintiffs, against CNG Communications, Inc. and Paul Bishop, the prior sole shareholder of CNG Communications, Inc. ("CNG"), pursuant to which the Company, Mr. Richardson and Mr. Torres are claiming that CNG and Mr. Bishop committed breach of contract and fraud, causing the Company, Mr. Richardson and Mr. Torres to incur substantial damages. The lawsuit and the sharing agreement among the plaintiffs are described in greater detail in the Company's Report on Form 8-K, dated July 7, 1999.

(17) INVESTMENT IN RELATED PARTY:

    During January 1996, Pillar West Entertainment, Inc. (PWE) entered into a Production and Licensing agreement with Randall Overton Productions, Inc. (Randall Overton) in which the majority sole common stockholder of PWE is also a major stockholder of Randall Overton. Pursuant to this agreement, 60% of gross proceeds raised from the issuance and sale of PWE convertible preferred stock was contributed to Randall Overton for the production, marketing, sale, and distribution of certain products and programs. As of December 31, 1999 and 1998, losses from this investment in related party were $1,512,770 and $607,021, respectively.

(18) PRIOR PERIOD ADJUSTMENTS

    Preferred stock and accumulated deficit for the year ended December 31, 1998 and 1997 has been restated. Bad debt losses and losses from investment in a related party from January 1997 through December 31, 1998 from one of the entities (PWE) in the combined group were presented as preferred

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stock distribution to shareholders rather than a loss from operations. The net effect of this prior period adjustments to preferred stock and accumulated deficit during development stage are as follows:

	Preferred Stock	Accumulated deficit during Development Stage
Balance reported as of December 31, 1997	$3,561,396	$(3,460,327)
Adjustments:
Loss from investment in related party, net of tax		(1,444,860)
Bad debt loss from related party, net of tax		(33,844)
To reinstate preferred stock balance for above losses that were treated as distribution	1,478,704

Adjusted balance as of December 31, 1997	$5,040,100	$(4,939,031)

Balance reported as of December 31, 1998	$5,386,712	$(5,452,565)
Adjustments:
Loss from investment in related party, net of tax		(607,021)
Bad debt loss from related party, net of tax		(58,068)
To reinstate preferred stock balance for above losses that were treated as distribution	665,088

Adjusted balance as of December 31, 1998	$6,051,800	$(6,117,654)

(19) SUBSEQUENT EVENTS:

A)
During the first quarter of 2000, pursuant to a Confidential Private Placement Memorandum, the Company sold 1,841,068 pre-split shares of the Company's common stock at a purchase price $4.40 per share and 1,841,068 pre-split warrants at an exercise price of $5.50 per share. The Confidential Private Placement was exempt from the registration provisions of the Act pursuant to Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Confidential Private Placement were restricted securities as defined in Rule 144. The offering generated gross proceeds of approximately $8,100,000 subject to various offering costs. An additional 50,000 pre-split shares of the Company's common stock were issued for services rendered in connection with this confidential private placement, which was priced at $4.40 per share. An additional 180,300 post split warrants exercisable until March 31, 2005 at a price of $1.83 per share, 33,860 post split warrants exercisable until March 31, 2001 at a price of $1.83 per share, and 22,915 post split warrants exercisable until March 31, 2001 at a price of $5.00 per share, were issued for services rendered in connection with this confidential private placement.

B)
During February 2000, the Company entered into a Website Development and License Agreement with National Legal Services, Inc. ("NLSI"). Additionally, provided that NLSI is current on all payment obligations, the Company agreed to purchase $50,000 worth of NLSI Series A Preferred Stock at the price specified in the current offering of said stock.

C)
During March 2000, the Company entered into two employment agreements pursuant to which the Company has agreed to issue 250,000 stock options to purchase 250,000 shares of the Company's common stock and 50,000 stock options to purchase 50,000 shares of the Company's common stock, respectively, pursuant to the stock option plan the Company plans to adopt in the near future. One of the employment agreements specifies a stock option guarantee that the shares

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  underlying the options will be valued at a minimum $1,000,000 at the end of the employee's four year vesting period and adjustments to the exercise price on the number of options granted will be made by the Company.

D)
Subsequent to the year ended December 31, 1999, the Company amended its Articles of Incorporation to provide for an increase in the number of authorized shares of common stock to 100,000,000. The Company also declared a three-to-one forward stock split. The forward stock split will be effective on February 25, 2000. The financials statements as of December 31, 1999 and 1998 do not reflect the effect of the forward stock split except as noted in Note 19(A).

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    UNTIL NOVEMBER 8, 2001 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

6,578,523 Shares

Common Stock

PRELIMINARY PROSPECTUS

October   , 2001

PART II
Information Not Required in Prospectus

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the Nevada General Corporation Law and our Articles of Incorporation, our directors will have no personal liability to ZROS or its stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation of its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties including gross negligence.

    Insofar as an indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Shares being registered hereby. All of the amounts shown are estimates except for the Securities and Exchange Commission (the "Commission") registration fee and the National Association of Securities Dealers ("NASD") filing fee.

Commission Registration Fee	$706.50
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$10,000
Printing and Engraving Expenses	$5,000
Transfer Agent Fees	$5,000
Miscellaneous Expenses	$2,000

TOTAL	$27,706.50

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

    On August 13, 1999, ZROS issued approximately 5,300,000 shares of Common Stock to approximately 180 investors pursuant to a Plan of Reorganization and Exchange Agreement, and a Plan of Reorganization and Asset Purchase Agreement.

    In November 1999, ZROS issued warrants to purchase 443,220 shares of Common Stock at an exercise price of $1.00 per share to approximately 170 investors. The warrants expire in November 2002.

    Between January 2000 and February 2000, ZROS sold 5,542,023 shares of Common Stock and 5,542,023 Common Stock Purchase Warrants for an aggregate of $8,128,298.92, or approximately $1.467

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per share to 140 investors. The warrants are exercisable at an exercise price of $1.83 per share and expire in December 2002.

    In March 2000, ZROS issued warrants to purchase 81,200 shares of Common Stock at an exercise price of $1.83 per share to three investors for services rendered. The warrants expire in December 2002.

    In March 2000, ZROS issued warrants to purchase 180,300 shares of Common Stock at an exercise price of $1.83 per share to one investor for services rendered. The warrants expire on March 31, 2005.

    In July 2000, ZROS issued 40,000 shares of Common Stock to one investor for services rendered. $77,000 reflects the fair market value of the shares issued and was recognized as an expense in fiscal year 2000.

    In October 2000, ZROS issued 46,662 shares of Common Stock and warrants to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $1.50 per share to one investor for services rendered. The warrants expired in April 2001.

    On October 12, 2000, ZROS issued warrants to purchase an aggregate of 80,000 shares of Common Stock at an exercise price of $1.00 per share to one investor for services rendered. These warrants were re-priced so that the warrants could be exercised at no cost if the share price is above $0.20. These re-priced warrants were exercised prior to June 30, 2001 on a cashless basis.

    Between October 5, 2000 and June 11, 2001, ZROS issued options pursuant to the Zeros & Ones, Inc. 2000 Stock Option Plan to purchase an aggregate of 2,172,372 shares of Common Stock, 227,372 of which vest pursuant to the following vesting schedule: 25% one year after the date of hire and thereafter in thirty-six (36) equal cumulative monthly installments; 1,850,000 of which vest pursuant to the following schedule: 50% upon grant and 50% on June 11, 2002; and 95,000 of which vested upon grant. All of the Options are exercisable for a period of ten years from the date of grant, at an exercise price of $0.15 per share or $0.30 per share.

    In February 2001, ZROS issued warrants to purchase 12,420 shares of Common Stock at an exercise price of $1.83 per share to one investor for services rendered. The warrants expire in December 2002.

    In February 2001, ZROS entered into a one year investment banking agreement pursuant to which ZROS will issued 10,000 shares of Common Stock per month during the term of the agreement to one investor for services rendered. As of July 31, 2001, ZROS has issued 60,000 shares of Common Stock pursuant to the agreement.

    In March 2001, ZROS entered into a stock promotion agreement with an investor relations firm with a one-month term. For these services ZROS was to issue 60,000 shares of the Company's restricted common stock. Due to non-performance, the 60,000 shares of ZROS restricted common stock will never be issued.

    In April 2001, ZROS issued 50,000 shares of Common Stock to one investor for services rendered. $10,500 reflects the fair market value of the shared issued and was recognized as an expense in the three months ended June 30, 2001.

    On June 11, 2001, ZROS issued warrants to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $0.20 per share to two investors for services rendered. The warrants expire on June 11, 2006.

    On June 22 2001, ZROS issued stock options outside of the Zeros & Ones, Inc. 2000 Stock Option Plan to purchase an aggregate of 500,000 shares of Common Stock, of which 250,000 are exercisable at an exercise price of $1.00 per share and 250,000 are exercisable at an exercise price of $0.15 per share, to one investor for services rendered. The stock options expire on June 22, 2005.

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    In June 2001, in consideration for providing free-trading shares on behalf of ZROS, the proceeds of the sale of which were used to pay the retainer fee to a financial advisor and for other consulting services, ZROS granted warrants for 300,000 shares of ZROS' restricted common stock that can be exercised at no cost if the share price is above $0.20 per share, to two shareholders. The amount recorded as expense in the period ended June 30, 2001 for these 300,000 warrants was $60,000. The warrants expire on June 11, 2006.

    In June 2001, ZROS entered into a services agreement with a former employee of ZROS, to provide animation/creative services, as needed, to ZROS in the capacity of Creative Director. ZROS is obligated to grant 60,000 stock options outside of the Zeros & Ones, Inc. 2000 Stock Option Plan at an exercise price of $0.15 per share under this agreement. Upon the execution of the agreement 20,000 options were fully vested. The remaining 40,000 options will vest at a rate of 10,000 options for each consecutive 30-day period, with all options being fully vested by October 2001. The stock options expire on June 11, 2006.

    In July 2001, ZROS entered into an investor relations services agreement for a term of twelve months pursuant to which ZROS issued 150,000 shares of ZROS' restricted common stock in August 2001 to one investor.

    On August 31, 2001, ZROS issued warrants to purchase an aggregate of 65,000 shares of Common Stock at an exercise price of $0.15 per share to one investor for services rendered. The warrants expire on August 31, 2002.

    On October 1, 2001, ZROS issued warrants to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $0.40 per share to one investor. The warrants expire on October 1, 2006.

    The above securities were offered and sold by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as transactions not involving any public offering or (ii) only in the case of options or warrants granted to employees, directors, officers and consultants, Rule 701 under the Securities Act. In the case of private placements exempt pursuant to Section 4(2), such offers and sales were made only to accredited investors; the Registrant did not engage in any form of general solicitation or advertising; and the Registrant exercised reasonable care to assure that the purchasers of the Registrant's securities were not underwriters within the meaning of Section 2(11) of the Securities Act.

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Item 27. EXHIBITS

3.1	Articles of Incorporation(1)
3.2	Amendments to Articles of Incorporation(1)
3.3	Bylaws(1)
4.1	Specimen Certificate for Common Stock(1)
4.2	Specimen Warrant Certificate(1)
4.3	Non-Qualified Employee Stock Option Plan(1)
5.1	Opinion of Richardson & Associates as to the legality of the securities being registered
10.1	Plan of Reorganization and Asset Purchase Agreement with Zeros & Ones, Inc.(2)
10.2	Plan of Reorganization and Asset Purchase Agreement with Quantum Arts, Inc.(2)
10.3	Plan of Reorganization and Asset Purchase Agreement with KidVision, Inc.(2)
10.4	Plan of Reorganization and Asset Purchase Agreement with Wood Ranch Technology Group, Inc.(2)
10.5	Plan of Reorganization and Asset Purchase Agreement with Polygonal Research Corporation(2)
10.6	Plan of Reorganization and Asset Purchase Agreement with EKO Corporation(2)
10.7	Plan of Reorganization and Asset Purchase Agreement with Pillar West Entertainment, Inc.(2)
10.8	Amendment to Plans of Reorganization and Exchange and Asset Purchase Agreements dated March 30, 2000(1)
10.9	Amendment to Plans of Reorganization and Exchange and Asset Purchase Agreements dated March 30, 2000(1)
10.10	Deal Memorandum with Paul Frank Industries, Inc. dated February 1, 2000(3)
10.11	Website Agreement with National Legal Services dated December 20, 1999(3)
10.12	Content Distribution Agreement with Mondo Media dated May 2000(3)
10.13	Web Browser Consulting Agreement with Thinkbox Media, Inc. dated June 26, 2000(3)
10.14	Consulting Agreement with IC Capital, LLC dated July 23, 2000(1)
10.15	Advisory Agreement with GTH Capital, Inc. dated July 24, 2000(1)
10.16	Letter of suspension for services from GTH Capital, Inc. dated October 19, 2000(1)
10.17	Consulting Agreement with William Burnsed dated July 31, 2000(1)
10.18	Investment Banking and Market Making Agreement with iBank Group, Inc. dated October 9, 2000(1)
10.19	Consulting Agreement with William Burnsed dated December 31, 2000(1)
21.1	List of Subsidiaries(1)
23.1	Consent of Richardson & Associates (included as part of Exhibit 5.1).
23.2	Consent of Stonefield Josephson, Inc., Independent Certified Public Accountants.
24.1	Power of Attorney (contained on page 7 hereof).

(1)
Incorporated by reference from the exhibits included with the Company's Form 10K-SB filed with the Securities and Exchange Commission for its fiscal years ending December 31, 1999 and 2000, or from the exhibits included with the Company's Report on Form 8-K filed wit the Securities and Exchange Commission in July 1999.

(2)
Incorporated by reference from the exhibits included in the Company's Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 1999.

(3)
A copy of this exhibit is not filed on the basis that it contains confidential material information and therefore may be excluded from the Company's public reports pursuant to Rule 406 of the Securities Act of 1933, as amended, and its equivalent rule under the Securities Exchange Act of 1934, as amended. The Company may file a request for confidential treatment for these agreements with the Securities and Exchange Commission in the future.

II–4

Item 28. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;
  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the finial adjudication of such issue.

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Holtz, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.

II–5

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused his Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on the 12th day of October 2001.

ZEROS & ONES, INC.
By:	/s/ ROBERT J. HOLTZ Robert J. Holtz, President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT J. HOLTZ Robert J. Holtz	Chairman of the Board, Chief Executive Officer, President, and Chief Financial Officer	October 12, 2001
/s/ BERNIE BUTLER-SMITH Bernie Butler-Smith	Director	October 12, 2001
/s/ WILLIAM BURNSED William Burnsed	Director	October 12, 2001
/s/ DOUGLAS GLEN Douglas Glen	Director	October 12, 2001

II–6

EXHIBIT NO.	DESCRIPTION
3.1	Articles of Incorporation(1)
3.2	Amendments to Articles of Incorporation(1)
3.3	Bylaws(1)
4.1	Specimen Certificate for Common Stock(1)
4.2	Specimen Warrant Certificate(1)
4.3	Non-Qualified Employee Stock Option Plan(1)
5.1	Opinion of Richardson & Associates as to the legality of the securities being registered
10.1	Plan of Reorganization and Asset Purchase Agreement with Zeros & Ones, Inc.(2)
10.2	Plan of Reorganization and Asset Purchase Agreement with Quantum Arts, Inc.(2)
10.3	Plan of Reorganization and Asset Purchase Agreement with KidVision, Inc.(2)
10.4	Plan of Reorganization and Asset Purchase Agreement with Wood Ranch Technology Group, Inc.(2)
10.5	Plan of Reorganization and Asset Purchase Agreement with Polygonal Research Corporation(2)
10.6	Plan of Reorganization and Asset Purchase Agreement with EKO Corporation(2)
10.7	Plan of Reorganization and Asset Purchase Agreement with Pillar West Entertainment, Inc.(2)
10.8	Amendment to Plans of Reorganization and Exchange and Asset Purchase Agreements dated March 30, 2000(1)
10.9	Amendment to Plans of Reorganization and Exchange and Asset Purchase Agreements dated March 30, 2000(1)
10.10	Deal Memorandum with Paul Frank Industries, Inc. dated February 1, 2000(3)
10.11	Website Agreement with National Legal Services dated December 20, 1999(3)
10.12	Content Distribution Agreement with Mondo Media dated May 2000(3)
10.13	Web Browser Consulting Agreement with Thinkbox Media, Inc. dated June 26, 2000(3)
10.14	Consulting Agreement with IC Capital, LLC dated July 23, 2000(1)
10.15	Advisory Agreement with GTH Capital, Inc. dated July 24, 2000(1)
10.16	Letter of suspension for services from GTH Capital, Inc. dated October 19, 2000(1)
10.17	Consulting Agreement with William Burnsed dated July 31, 2000(1)
10.18	Investment Banking and Market Making Agreement with iBank Group, Inc. dated October 9, 2000(1)
10.19	Consulting Agreement with William Burnsed dated December 31, 2000(1)
21.1	List of Subsidiaries(1)
23.1	Consent of Richardson & Associates (included as part of Exhibit 5.1).
23.2	Consent of Stonefield Josephson, Independent Certified Public Accountants.
24.1	Power of Attorney (contained on page 7 hereof).

(1)
Incorporated by reference from the exhibits included with the Company's Form 10K-SB filed with the Securities and Exchange Commission for its fiscal years ending December 31, 1999 and 2000, or from the exhibits included with the Company's Report on Form 8-K filed wit the Securities and Exchange Commission in July 1999.

(2)
Incorporated by reference from the exhibits included in the Company's Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 1999.

(3)
A copy of this exhibit is not filed on the basis that it contains confidential material information and therefore may be excluded from the Company's public reports pursuant to Rule 406 of the Securities Act of 1933, as amended, and its equivalent rule under the Securities Exchange Act of 1934, as amended. The Company may file a request for confidential treatment for these agreements with the Securities and Exchange Commission in the future.

(b)
The following is a list of Current Reports on Form 8-K filed by the Company during and subsequent to the last quarter of the fiscal year ended December 31, 2000.

    Report on Form 8-K dated October 30, 2000, relating to the initiation of litigation against former Chief Executive Officer.

QuickLinks

FORM SB-2
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF PROPERTY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
LEGAL MATTERS
EXPERTS
GLOSSARY
ADDITIONAL INFORMATION
ZEROS & ONES, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED FINANCIAL STATEMENTS CONTENTS
CONDENSED CONSOLIDATED BALANCE SHEET
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
ZEROS & ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2001 (Unaudited)
ZEROS & ONES, INC. AND SUBSIDARIES (A DEVELOPMENT STAGE ENTERISE) NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2001 (Unaudited)
INDEPENDENT AUDITORS' REPORT
ZEROS & ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONSOLIDATED BALANCE SHEET
ZEROS & ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
ZEROS & ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
ZEROS & ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONSOLIDATED STATEMENT OF CASH FLOW FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
ZEROS & ONES, INC. & SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEAR ENDED DECEMBER 31, 2000
INDEPENDENT AUDITORS' REPORT
ZEROS & ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONSOLIDATED BALANCE SHEET
ZEROS & ONES, INC. & SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
ZEROS AND ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
ZEROS & ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) CONSOLIDATED STATEMENTS OF CASH FLOW FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
ZEROS & ONES, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE ENTERPRISE) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEAR ENDED DECEMBER 31, 1999
TABLE OF CONTENTS
PART II Information Not Required in Prospectus
  Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  Item 26. RECENT SALES OF UNREGISTERED SECURITIES
  Item 27. EXHIBITS
  Item 28. UNDERTAKINGS
POWER OF ATTORNEY
SIGNATURES